UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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II-VI INCORPORATED

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 4, 2016

DATE AND TIME: Friday, November 4, 2016, at 1:30 p.m. local time

PLACE: Marriott Pittsburgh North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066, Phone (724) 772-3700

VOTING

Shareholders are asked to vote on the following items at the 2016 Annual Meeting:

1.	Election of three (3) Class Two directors, each for a three-year term to expire in 2019.

2.	Non-binding advisory vote to approve compensation paid to our named executive officers in fiscal year 2016, as disclosed in these materials.

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

4.	Any other matters that properly come before the meeting.

RECORD DATE

Shareholders of record at the close of business on September 2, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting and any adjournment or postponements of the meeting.

AVAILABILITY OF MATERIALS

We are furnishing proxy materials to shareholders that hold shares through a broker, bank or other nominee (commonly referred to as held in “street name”), via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail from your broker, bank or other nominee, you will not receive a printed copy of the proxy materials unless you request one. The Notice instructs you how to access and review all of the important information contained in the proxy materials over the Internet. The Notice also provides instructions for submitting your proxy over the Internet. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting materials included in the Notice. Shareholders of record will automatically receive a printed set of proxy materials, including a proxy card.

This Proxy Statement and Proxy Card will first be made available to shareholders on or about September 16, 2016.

By Order of the Board

WALTER R. BASHAW II, Secretary

September 16, 2016

YOUR VOTE IS IMPORTANT. WE URGE YOU TO CAST YOUR VOTE AS INSTRUCTED IN THE NOTICE OR

PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU DID NOT RECEIVE A PAPER PROXY CARD, YOU MAY

REQUEST ONE TO VOTE BY MAIL IF YOU PREFER.

PAGE	ITEM
Preceding	Notice of Annual Meeting of Shareholders
1	Introduction
3	Matters of Business, Votes Needed and Recommendations of the Board
4	PROPOSAL ONE – ELECTION OF DIRECTORS
6	Class Two Directors Standing for Election
7	Continuing Directors
9	Meetings and Standing Committees of the Board
10	Director Independence and Corporate Governance Policies
14	Director Compensation in Fiscal Year 2016
15	Director Compensation Structure for Fiscal Year 2016
17	Security Ownership of Certain Beneficial Owners and Management
20	Executive Officers
21	Executive Compensation
21	Compensation Discussion and Analysis
21	Message from the Compensation Committee
25	Alignment of Executive Pay and Company Performance
26	Compensation Philosophy and Objectives
27	Summary of Pay Elements and Mix of Variable and Fixed Compensation
29	Pay for Performance
30	Elements of Compensation
30	Base Salary
30	Cash Incentives
32	Equity Incentives
36	Process for Setting Compensation for Fiscal Year 2016
38	Fiscal Year 2016 Timeline
39	Compensation Decisions for Fiscal Year 2017
40	Compensation and Risk
41	Additional Information
43	Compensation Committee Report
44	Summary Compensation Table
45	Grants of Plan-Based Awards Table
46	Outstanding Equity Awards at Fiscal Year End
48	Option Exercises and Stock Vested in Fiscal Year 2016
49	Non-Qualified Deferred Compensation Fiscal Year 2016
50	Equity Compensation Plan Information
51	Potential Payments on Change in Control and Employment Termination
56	PROPOSAL TWO – Advisory Vote to Approve Named Executive Officer Compensation
57	Report of the Audit Committee
58	PROPOSAL THREE – Ratification of Selection of Independent Registered Public Accounting Firm
59	Other Information

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Proxy Statement for the

Annual Meeting of Shareholders

TO BE HELD ON NOVEMBER 4, 2016

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of II-VI Incorporated, a Pennsylvania corporation, for use at the Annual Meeting of Shareholders (“the Annual Meeting”) to be held on November 4, 2016 at 1:30 p.m. local time, or any rescheduled date.

The Annual Meeting will be held at the Marriott Pittsburgh North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066, telephone: (724) 772-3700. Please see the Company website at www.ii-vi.com/investor/investors.html for directions to the location for the Annual Meeting. These proxy materials were first made available on or about September 16, 2016 to shareholders as of the record date, September 2, 2016 (the “Record Date”).

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

Shareholders will act on the matters outlined on the cover page of this proxy statement. We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion.

WHO MAY VOTE AT THE ANNUAL MEETING?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business on the Record Date. As of the Record Date, 62,914,738 shares of Company common stock, no par value (“Common Stock”), were issued and outstanding.

WHAT ARE THE VOTING RIGHTS OF HOLDERS OF II-VI COMMON STOCK?

Each share of Common Stock is entitled to one (1) vote on all matters submitted to a vote of the shareholders, including the election of directors. Shareholders do not have cumulative voting rights.

WHO CAN ATTEND THE ANNUAL MEETING?

All shareholders as of the Record Date may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present valid identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

Our bylaws provide that shareholders holding a majority of the shares of common stock issued, outstanding and entitled to vote on the Record Date constitute a quorum at the Annual Meeting. The presence in person or by proxy of holders representing at least 31,457,370 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes (explained below) will be included in the calculation of the number of votes considered to establish a quorum. If there is no quorum, the holders of a majority of shares present at the meeting may adjourn the Annual Meeting to another date.

2016 Notice of Meeting and Proxy Statement	1

How Do I Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If entitled to vote, you may vote:

✓	Through your broker: If your shares are held through a broker, bank or other nominee (commonly referred to as held in “street name”), you will receive instructions from them that you must follow to have your shares voted. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any matter that your broker, bank or other nominee does not have discretionary authority to vote on. If you want to vote in person, you will need to obtain a “legal proxy” from your broker, bank or other nominee and bring it to the meeting.

✓	In person: Attend the Annual Meeting and, if you request, we will give you a ballot at the time of voting. If you have previously submitted a proxy card, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the meeting.

✓	Returning a Proxy Card: If you receive a proxy card, sign and date the proxy card, then return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

✓	Using the Telephone: Dial toll-free at 1-800-579-1639 and follow the recorded instructions. You will be asked to provide the control number from your proxy card or voting instruction form.

✓	Through the Internet: Go to www.proxyvote.com and follow the instructions provided. You will be asked for the control number from the proxy card or voting instruction form provided to you.

HOW DO I REQUEST PAPER COPIES OF THE PROXY MATERIALS?

Please refer to the Notice for the ways in which you may request a paper copy of the proxy statement and accompanying proxy card.

CAN I CHANGE OR REVOKE MY VOTE AFTER I VOTE ONLINE OR RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change or revoke your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. This does not apply if your shares are in “street name” and you have not obtained a proxy from your broker, bank or other nominee)

WHAT ARE THE RECOMMENDATIONS OF THE BOARD?

Unless you give other instructions when you vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Company’s Board of Directors (the “Board”). These recommendations are set forth in the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of Class Two Directors for terms expiring in 2019 (see Proposal 1);

•	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (see Proposal 2); and

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017 (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

For each of the matters to be voted on at the Annual Meeting, abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in determining the number of votes necessary for approval. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote because it did not receive instructions from the beneficial owner. A nominee may have discretionary authority to vote on Proposal 3 but will not be permitted to vote on Proposals 1 and 2. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, since they are not considered to be “votes cast”. Abstentions have the effect of a vote against with respect to Proposals 2 and 3, while broker non-votes have no effect.

2	2016 Notice of Meeting and Proxy Statement

MATTERS OF BUSINESS, VOTES NEEDED AND

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

	For More Information	Board Recommended
Proposal 1 – Election of Directors	Page 4	✓ For Each
Each outstanding share of our Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected. There are three directors nominated for election to Class Two of our Board at the Annual Meeting – Francis J. Kramer, Wendy F. DiCicco and Shaker Sadasivam. A majority of the shares entitled to vote and cast in person or represented by proxy at the Annual Meeting is required to elect each of the nominees for director. Abstentions and broker non-votes have no effect on this matter. This means that each nominee must receive more votes “for” than “against” him or her to be elected. The Board of Directors recommends that you vote FOR the election of each of the Board’s nominees for director.		Nominee

Proposal 2 – Non-Binding Advisory Vote to Approve 2016 Named Executive Officer Compensation	Page 56	✓ For
The affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting is required to approve on an advisory basis the compensation of our named executive officers for fiscal year 2016. Abstentions have the effect of an “against” vote and broker non-votes have no effect. Because this is an advisory vote, it will not be binding on the Company or Board of Directors. However, the Compensation Committee will consider the voting results of this advisory and non-binding proposal, among other factors, when making future decisions regarding executive compensation. The Board of Directors recommends that you vote FOR the resolution approving the Company’s fiscal year 2016 named executive officer compensation.

Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm	Page 58	✓ For
The affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP to audit the Company’s financial statements for 2017. Abstentions have the effect of an “against” vote and broker non-votes have no effect. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote but, if the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will reconsider the appointment. The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017.

2016 Notice of Meeting and Proxy Statement	3

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each consisting of as nearly an equal number of directors as practicable. At present, the Board of Directors consists of nine members, with three directors in each Class.

The current term of our Class Two Directors expires at the Annual Meeting. Accordingly, three directors have been nominated for election to Class Two positions, for a term of three years or until such time as their respective successors are elected and qualified, or until his or her earlier death, resignation or removal. Any Board vacancy may be filled by the remaining directors then in office, and any director so elected will serve for the predecessor’s remaining term, or until his or her earlier death, resignation or removal.

The persons named as proxies for this Annual Meeting were selected by the Board and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting as follows:

•	FOR the election of Francis J. Kramer, who has served as a director of the Company since 1989;

•	FOR the election of Wendy F. DiCicco, who has served as a director of the Company since 2006; and

•	FOR the election of Shaker Sadasivam, who has served as a director of the Company since 2016.

Each of the nominees has consented to serve if elected. However, if any of them is unable or unwilling to serve as a director, the Board may designate a substitute nominee, in which case, the persons named as proxies will vote for any such substitute nominee proposed by the Board of Directors.

DIRECTOR CONDITIONAL RESIGNATION POLICY

Each incumbent director nominee has submitted an irrevocable conditional resignation in the event the nominee receives a greater number of votes “AGAINST” than votes “FOR” such person’s election. If this occurs, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the resignation previously tendered by such director or if other action should be taken. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation, as well as the underlying rationale, within 90 days from the date of the certification of the election results. The incumbent director will remain as a member of the Board during this process.

INFORMATION REGARDING THE COMPANY’S BOARD

The professional and personal experience, qualifications, attributes and skills of each of the director nominees are described below, and reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship demonstrated by the nominees make them exceptional candidates for these positions.

4	2016 Notice of Meeting and Proxy Statement

Proposal 1

Name	Class	Expiration of Term	Age	Director Since	Position(s) With II-VI	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Subsidiary Committee
NON-EMPLOYEE DIRECTORS:
Marc Y.E. Pelaez	One	2018	70	2002	Lead Independent Director		Member	Chair	Member
Howard H. Xia	One	2018	55	2011	Director	Member		Member	Chair
Wendy F. DiCicco	Two	2016	49	2006	Director	Chair	Member
Shaker Sadasivam	Two	2016	56	2016	Director
Thomas E. Mistler	Three	2017	74	1977	Director	Member		Member	Member
Joseph J. Corasanti	Three	2017	52	2002	Director		Chair	Member	Member
William A. Schromm	Three	2017	58	2015	Director	Member	Member		(2)
EMPLOYEE DIRECTORS:
Francis J. Kramer(3)	Two	2016	67	1989	Chairman and Chief Executive Officer; Director
Vincent D. Mattera, Jr.(1)	One	2018	60	2012	President, Director
(1)	Dr. Mattera previously served as a non-employee director from 2000 through 2002, and as an employee from 2004.
(2)	Mr. Schromm withdrew from the Subsidiary Committee to concentrate on his responsibilities as a member of the Audit and Compensation Committees.
(3)	Mr. Kramer retired as Chief Executive Officer effective September 1, 2016 and will remain Chairman of the Board as a non-employee director. Dr. Mattera was named Chief Executive Officer effective September 1, 2016. All references in this document, except those referring to fiscal year 2017, refer to their respective roles as they existed for fiscal year 2016. Those roles are Mr. Kramer as the Chairman and Chief Executive Officer and Dr. Mattera as President.

2016 Notice of Meeting and Proxy Statement	5

Proposal 1

CLASS TWO DIRECTORS STANDING FOR ELECTION

Francis J. Kramer. Mr. Kramer joined II-VI in 1983, served as its President from 1985 to 2014, its Chief Executive Officer since 2007, and its Chairman and CEO from 2014 to 2016. He now serves as the Company’s Chairman of the Board of Directors. Mr. Kramer holds a B.S. degree in Industrial Engineering from the University of Pittsburgh and an M.S. degree in Industrial Administration from Purdue University. Mr. Kramer has served as director of Barnes Group Inc., a publicly traded aerospace and industrial manufacturing company (NYSE: B), since 2012. Mr. Kramer provides our Board and the Company with guidance on our growth strategy, in particular on the profitable and sustainable execution of the strategy to achieve sustainable competitive advantage. He contributes considerable business development experience, having completed 20 acquisitions in 20 years adding nearly $700 million of revenue and significant operations experience, relevant to our vertical integration strategy and globalization. Based on these factors, the board has concluded that he should continue to serve as a director of the Company.

Wendy F. DiCicco. Ms. DiCicco is currently President and Chief Operating Officer of Camber Spine Technologies, a private developer and manufacturer of spinal implants, where she has been since November 2014. From April 2012 through October 2014, she served as Vice President, Chief Financial Officer and Treasurer of Nuron Biotech, Inc., a privately held biotech company. During the period from 2008 through 2012, she served as the Chief Financial Officer of private equity backed companies. From 1996 to 2008, she served as the principal financial officer of Kensey Nash Corporation (as controller for two years and then as Chief Financial Officer for ten years), a publicly-traded medical technology company specializing in cardiology and orthopaedics and now part of Royal DSM, a Netherlands company. Ms. DiCicco was an Accounting and Audit Manager with Deloitte LLP from 1990 to 1996, where she served clients in the manufacturing and retail industries. Ms. DiCicco graduated from Philadelphia College of Textiles and Science with a B.S. degree in Accounting. Ms. DiCicco is a Certified Public Accountant in Pennsylvania and is a member of AICPA, the PICPA and the NACD. She also serves on the boards of SynCardia Systems, Inc., a private equity-backed cardiovascular medical device company and the Philadelphia Chapter of the NACD. Ms. DiCicco adds financial reporting and management skills to our Board, including her experience with a large public accounting firm and as a chief financial officer of both public and private companies. Based on these factors, the board has concluded that she should continue to serve as a director of the Company.

Shaker Sadasivam. Dr. Sadasivam is currently President and Chief Executive Officer of SunEdison Semiconductor LLC (NASDAQ:SEMI), a leading manufacturer of advanced semiconductors for electronics, which was separated from SunEdison, Inc. in 2015. From 2009 to 2014, he served as President, Semiconductor Materials Business Unit of SunEdison, Inc. (formerly known as MEMC Electronic Materials, Inc.). From 2002 to 2009, Dr. Sadasivam served as Senior Vice president, Research and Development of SunEdison, Inc. Dr. Sadasivam holds a B.S. and M.S. in Chemical Engineering from University of Madras and Indian Institute of Technology, an M.B.A from Olin School of Business and a Ph.D. in Chemical Engineering from Clarkson University. Dr. Sadasivam will bring to the Board of Directors his extensive experience related to the semiconductor industry and insight into areas including operations, product development and engineering management. Based on these factors the Board has concluded that he should continue to serve as a director of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A CLASS TWO DIRECTOR.

6	2016 Notice of Meeting and Proxy Statement

Proposal 1

CONTINUING DIRECTORS

EXISTING CLASS THREE DIRECTORS WHOSE TERMS EXPIRE IN 2017

Thomas E. Mistler. Mr. Mistler retired in 2009 as an operating partner for Buckingham Capital Partners, a private investment firm, where he served beginning in 2003. He will retire from the Board of Directors of II-VI Incorporated in November, 2016. Mr. Mistler was President, Chief Executive Officer and a director of ESCO Holding Corp. and Engineered Arresting Systems Corporation, a manufacturer of aircraft and vehicle arresting systems, from 1999 to 2003. Previously, he was Senior Vice President of Energy Systems Business for Westinghouse Electric Corporation (“Westinghouse”), where he was employed from 1965 to 1998. Mr. Mistler served in various engineering, marketing and general management capacities with Westinghouse, including serving as President of Westinghouse Saudi Arabia Limited from 1981 to 1984. Mr. Mistler graduated from Kansas State University with B.S. and M.S. degrees in Engineering. Mr. Mistler possesses executive management, operational and corporate governance experience in multiple markets, which contribute greatly to our Board. In addition, his engineering background and the international business experience that he has developed throughout his career add value to our Board.

Joseph J. Corasanti. Mr. Corasanti presently serves as a member of the Board of Directors for SRC, Inc., a non-profit research and development company advancing technologies in the areas of defense, environment and intelligence. From 2006 to July 2014 Mr. Corasanti served as President and Chief Executive Officer of CONMED Corporation (“CONMED”), a publicly traded medical technology company (NASDAQ: CNMD). From 1999 to 2006, he served as President and Chief Operating Officer of CONMED. From 1998 to 1999, he was Executive Vice President/General Manager of CONMED and prior to that, he served as General Counsel and Vice President-Legal Affairs for CONMED from 1993 to 1998. From 1990 to 1993, he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He served as a director of CONMED from 1994 to 2014. Mr. Corasanti’s past executive positions and his prior public company board experience have provided him with leadership skills and experience in a variety of matters that he contributes to the Company’s Board. His experience and skill set, including his legal background and acquisition experience, are valuable to our Board.

William A. Schromm. Mr. Schromm has served in various roles at ON Semiconductor Corporation (NASDAQ: ON), a leading manufacturer of energy-efficient, low-cost, high-volume analog, logic and discrete semiconductors, which was separated from Motorola in 1999. At ON Semiconductor, Mr. Schromm has served as Executive Vice President and Chief Operating Officer since 2014; prior to that time he served as Senior Vice President, Operating Systems and Technology from 2012 to 2014 and as Senior Vice President, General Manager, Computing and Consumer Products from 2006 to 2012. Prior to joining ON Semiconductor Corporation, he worked for 19 years at Motorola in various roles, including Process Engineer, Product Manager, Operations Manager and Marketing Director. He brings extensive engineering, management and marketing experience to our Board.

2016 Notice of Meeting and Proxy Statement	7

Proposal 1

CONTINUING DIRECTORS

EXISTING CLASS ONE DIRECTORS WHOSE TERMS EXPIRE IN 2018

Marc Y.E. Pelaez. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez is currently a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996, Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy (Research, Development, and Acquisition) from 1990 to 1993. From 1968 to 1990, he held numerous positions, including command assignments, in the United States Navy. He is a graduate of the United States Naval Academy. Rear Admiral Pelaez has a broad background and understanding of technology and technology development, a seasoned knowledge of military procurement practices, and management leadership and consulting skills developed throughout his military and civilian careers.

Howard H. Xia. Dr. Xia currently serves as a consultant to the telecommunications industry. Dr. Xia had served as General Manager of Vodafone China Limited, a wholly-owned company of Vodafone Group Plc, a publicly traded telecommunication company (NASDAQ: VOD), from 2001 to 2014. From 1994 to 2001, he served as a Director-Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications, Inc. He served as a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994 and was a Senior Engineer at PacTel Cellular from 1990 to 1992. Dr. Xia holds a B.S. in Physics from South China Normal University and an M.S. in Physics and Electrical Engineering and a Ph.D. in Electrophysics from Polytechnic School of Engineering of New York University. Dr. Xia’s extensive knowledge of and experience in the telecommunications industry, his knowledge of international business including that with China, and strong leadership skills make him a valuable member of our Board of Directors. In particular, his experience and knowledge of telecommunications in Asia contributes to the Board’s breadth of knowledge in this area.

Vincent D. Mattera, Jr. Dr. Mattera joined II-VI in 2004, and was recently named the Company’s Chief Executive Officer effective September 1, 2016. Dr. Mattera has been serving in the role of President since 2014 and Chief Operating Office since 2013. Prior to that time, he served in several executive capacities. Dr. Mattera joined II-VI following a 20 year career at Agere Systems, Lucent Technologies, and AT&T Bell Laboratories. Dr. Mattera previously served as a non-employee director of the Company from 2000 through 2002. Dr Mattera was reappointed as a member of the Board in 2014. Dr. Mattera holds B.S. and Ph.D. degrees in Chemistry from the University of Rhode Island and Brown University, respectively.

8	2016 Notice of Meeting and Proxy Statement

Proposal 1

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board held seventeen (17) meetings during fiscal year 2016. Each scheduled quarterly meeting occurred over a two-day period. In fiscal year 2016, each director attended 100% of the meetings of the Board, as well as at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings for the committees of which he or she was a member. The Board and committees of the Board have the authority to hire independent advisors to help fulfill their respective duties.

The Board of Directors has four standing committees: Audit; Compensation; Corporate Governance and Nominating; and Subsidiary. All Committees have written charters that may be found on the Company’s website at www.ii-vi.com/investor/investors.html.

Committee and Members	Primary Committee Functions	Number of Meetings

Audit:

Wendy F. DiCicco (Chair)* Thomas E. Mistler William A. Schromm Howard H. Xia *Qualifies as a “financial expert,” as defined by the Securities and Exchange Commission

–  Oversees the Company’s discharge of its financial reporting obligations

–  Monitors the Company’s relationship with its independent public accounting firm

–  Monitors performance of the Company’s business plan

–  Reviews the internal accounting methods and procedures

–  Reviews certain financial strategies

–  Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters

–  Periodically reviews of the Company’s risk assessment approach and activities undertaken by management

Four (4)

Compensation:

Joseph J. Corasanti (Chair) Wendy F. DiCicco Marc Y.E. Pelaez William A. Schromm

–  Determines and oversees compensation of the Company’s directors and executive officers

–  Administers and interprets the Company’s equity and incentive plans

–  Establishes terms and conditions of equity awards

–  Reviews succession plans for CEO and other senior executives of the Company

–  Further information regarding the functions of the Compensation Committee is provided in the Compensation Discussion and Analysis section on page 34

Eleven (11)

Corporate Governance and Nominating:

Marc Y.E. Pelaez (Chair) Joseph J. Corasanti Thomas E. Mistler Howard H. Xia

–  Develops and implements policies and processes regarding corporate governance matters

–  Assesses Board membership needs and makes recommendations regarding potential director candidates to the Board of Directors

Five (5)

Subsidiary:

Howard H. Xia (Chair) Joseph J. Corasanti Thomas E. Mistler Marc Y. E. Pelaez

–  Oversees the activities of the Company’s operating subsidiaries, as directed from time to time by the Board of Directors

–  Attends selected quarterly meetings of the Company’s operating subsidiaries and reports to the Board on material developments and risks

–  Focuses on risks related to operations, markets, customers and technology

Four (4)

2016 Notice of Meeting and Proxy Statement	9

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE POLICIES

The Rules of the NASDAQ Stock Market require that a majority of the Company’s Board be Independent Directors (as defined therein). Our Corporate Governance Guidelines further provide that a substantial majority of the members of the Company’s Board must qualify as independent. The Board has determined that all of the continuing directors or nominees for election as director are independent within the meaning of the NASDAQ Rules, other than Mr. Kramer and Dr. Mattera, who are both full-time executive officers of the Company. In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company to determine whether any director has a material relationship with the Company. The Board considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances from both the standpoint of the director in his or her individual capacity and from the standpoint of the directors’ other relatives or affiliations.

NOMINATION OF CANDIDATES FOR DIRECTOR

The Company will consider director candidates from several sources including existing directors, members of the Company’s management team, shareholders, and third-party search firms. The Company’s current bylaws describe the procedures by which shareholders may recommend candidates for election to the Board. In general, such nominations must be made by a shareholder in good standing, be in writing and be received by our Chairman of the Board no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, before the anniversary date of the mailing date of the Company’s proxy statement in connection with the previous year’s annual meeting. In addition, nominations must include certain information regarding both the nominating shareholder and the director nominee, including, without limitation, their relationship and any understanding between such persons regarding such nomination, the shares owned by the nominating shareholder and information concerning the proposing shareholder and/or nominee required for inclusion in a proxy statement filed with the SEC. Further, to be eligible for election as a director of the Company, the nominee must deliver within the timeframe noted above a written questionnaire detailing his or her background and qualifications and a written representation and agreement as set forth in the Company’s bylaws. The form for this representation and agreement will be provided by the Secretary of the Company upon written request.

The Corporate Governance and Nominating Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board, including those factors set forth in the Company’s Corporate Governance and Nominating Committee Charter. In general, candidates nominated for election to the Board should possess the following qualifications:

•	High personal and professional integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise useful to the Company in relevant disciplines, particularly in financial, commercial, governmental, international, technical or scientific disciplines, and complementary to the experience of our other directors;

•	Willingness to devote the time necessary to carry out the duties and responsibilities of a director;

•	Commitment to serve on the Board over several terms to develop critical Company knowledge; and

•	Willingness to represent the best interests of all shareholders and objectively appraise company performance.

Potential candidates are initially screened and interviewed by the Corporate Governance and Nominating Committee and/or a third party search firm. The Company has engaged Heidrick & Struggles and xCEO, Inc. in connection with prior and ongoing director screening and selection processes.

10	2016 Notice of Meeting and Proxy Statement

Corporate Governance

Although the Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee’s practice is to review the skills and attributes of individual Board members and candidates for the Board within the context of the current make-up of the full Board, to ensure that the Board as a whole is composed of individuals who, when combined, provide a diverse portfolio of experience, knowledge, talents and perspectives that will serve the Company’s governance and strategic needs. Candidates are also evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship. All members of the Board may interview the final candidates. The same evaluation procedures apply to all candidates for nomination, including candidates submitted by shareholders.

SIZE OF THE BOARD

As provided in the Company’s bylaws, the Board is composed of no less than five and no more than eleven members, with the exact number determined by the Board based on its current composition and requirements. At present, the Board consists of nine members.

BOARD STRUCTURE AND LEAD INDEPENDENT DIRECTOR

As part of the Board’s ongoing succession planning and leadership transition processes, the Board recently concluded that, given the retirement of Francis J. Kramer as Chief Executive Officer (CEO), it is currently in the best interest of the Company and its shareholders for the roles of Chairman and CEO to be separated so as to enhance the stability of leadership and provide continued decisive leadership and seamless operation of the Company. As such, as of September 1, 2016, the roles of Chairman of the Board and CEO of the Company are currently held by two individuals, Francis J. Kramer, as Chairman and Vincent D. Mattera, Jr., as President and CEO.

Regardless of whether the roles of Chairman and CEO are combined or separated in the future, the Company intends to retain the position of Lead

Independent Director, which is currently held by Mr. Pelaez. The primary responsibilities of the Lead Independent Director include:

•	Chairing executive sessions of the independent directors conducted at each Board meeting;

•	Supporting the Chairman in the setting of Board agendas, based on director input;

•	Chairing meetings of the Board in the Chairman’s absence; and

•	Carrying out other duties as requested by the Corporate Governance and Nominating Committee and the Board of Directors.

BOARD’S ROLE IN THE OVERSIGHT OF RISK MANAGEMENT

The Audit Committee has been designated to take the lead in overseeing the Company’s risk management at the Board level. The Audit Committee schedules time for periodic review of risk assessment and activities being undertaken by management throughout the year as part of its duties. The Audit Committee receives reports from Company management, internal audit, and other advisors, and strives to provide serious and thoughtful attention to the Company’s risk management processes and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures that respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reviewed with the full Board and feedback is sought from each director as to the most significant risks that the Company faces. Risk management is also reviewed and assessed by the Subsidiary Committee of the Board. Risks identified by the Subsidiary Committee are brought to the attention of the full Board.

In addition to the compliance program, the Board encourages management to promote a corporate culture that understands the importance of risk management and to incorporate it into the corporate strategy and day-to-day operations of the Company. The Company’s risk management approach also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

2016 Notice of Meeting and Proxy Statement	11

Corporate Governance

COMMUNICATION WITH DIRECTORS

Shareholders wishing to communicate with the Board may send written communication addressed to the Lead Independent Director or to any member of the Board individually in care of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received at the Company’s principal executive offices will be delivered or forwarded to the individual director as soon as practicable, except for advertisements, solicitations or other matters unrelated to the Company. The Company will forward all communications received from its shareholders that are simply addressed to the Board to the chair of the applicable Board committee whose function is most closely related to the subject matter of the communication.

DIRECTOR MANDATORY RETIREMENT AND SUCCESSION PLANNING

The Board has instituted a retirement policy for directors, as set forth in the Company’s Corporate Governance Guidelines. Under this policy, directors must retire from the Board upon reaching the age of 75. Mr. Mistler will reach the mandatory retirement age in December of 2016. The Board has undertaken a succession planning process to proactively address these future retirements from the Board. As part of this process, the Corporate Governance and Nominating Committee expects to evaluate new director candidates in the 2017 fiscal year using the criteria described in the “Nomination of Candidates for Director” section of this document under the heading “Director Independence and Corporate Governance Policies.” Our retirement policy and the Board’s succession planning strategies over the next several years is expected to reduce the average tenure of our directors.

DIRECTOR OWNERSHIP REQUIREMENTS

In August 2014, the Board revised its existing share ownership guidelines. As revised, the minimum beneficial share ownership amount for members of the Board is $150,000, which represents approximately three (3) times the current annual Board cash retainer. A board member will have three years from August 2014 or the date a new member joins the Board, as applicable, to comply with this ownership requirement. In the event of non-compliance, the Board will consider measures appropriate to the circumstances.

STANDING BOARD LIMITS

Board members are limited to serving on a maximum of four public company boards, including the Company. No director currently serves on more than three boards.

CHANGE IN DIRECTOR OCCUPATION

Under the Company’s Governance Guidelines, when a director’s principal occupation or business association changes substantially during his/her tenure, the director must tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee will then recommend to the Board any action needed regarding the proposed resignation. Each director is limited to one employee director role.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

Executive sessions of non-employee directors, consisting of all directors other than Mr. Kramer and Dr. Mattera, are held at each regularly scheduled meeting of the Board, with the Lead Independent Director presiding.

DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

Directors are expected to attend the Annual Meeting. All directors attended last year’s Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board has approved and adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Leaders. Designated senior leaders are required to sign the Code of Business Conduct and Ethics every year. These documents are available on the Company’s website at www.ii-vi.com/investor/Investors.html. The

12	2016 Notice of Meeting and Proxy Statement

Corporate Governance

Company will promptly disclose on its website any substantive amendments or waivers with respect to any provision of the Code of Conduct and any provision of the Code of Ethics for Senior Leaders. Employees are required and encouraged to report suspected violations of our Code of Conduct, on an anonymous basis. Anonymous reports are forwarded for review by the Audit Committee.

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Company’s policies and procedures regarding related party transactions are included in the Code of Conduct. The Code of Conduct specifically requires that all Company directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Code of Conduct requires each Company director, officer and employee to openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Company. Waivers under the Code of Conduct for any of the Company’s executive officers or directors are granted only by the Board or a properly designated committee of the Board. It is expected that only those matters that are in the best interests of the Company would be approved or waived under our Code of Conduct.

2016 Notice of Meeting and Proxy Statement	13

DIRECTOR COMPENSATION IN FISCAL YEAR 2016

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Company’s Board. In setting director compensation, the Company consults with its independent compensation advisor, Radford, an Aon Hewitt company, and considers the significant amount of time and skill required for directors to fulfill their overall responsibilities. Director compensation is only paid to non-employee directors. For purposes of this section, all references to “directors” means non-employee directors.

Our director compensation program is periodically reviewed by our Compensation Committee, with the help of the Company’s independent compensation advisor, to ensure the program remains competitive. As part of this review, the types and levels of compensation offered to our directors are compared to those offered by a select group of comparable companies. The comparable companies used are the same as those used for the Company’s named executive officers (the “Comparator Group”) and are listed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The components of our director compensation program for fiscal year 2017 are disclosed below. The Board is compensated based on a role-based compensation program, not based on the number of meetings attended, with the exception of activities of the Subsidiary Committee. Attendance at Subsidiary Committee meetings is compensated on a per-meeting basis due to the fact that there is not a set number of local subsidiary meetings for which attendance is required. The Compensation Committee strives to set director compensation at levels that are competitive with our Comparator Group. Currently, the overall compensation level of the Company’s directors ranges between the upper end of the second quartile and the lower end of the third quartile of compensation provided by the Comparator Group.

14	2016 Notice of Meeting and Proxy Statement

Director Compensation

DIRECTOR COMPENSATION STRUCTURE FOR FISCAL YEAR 2016

DIRECTOR CASH COMPENSATION

	Annual Retainer
Compensation Item	Member	Chair(1)	Meeting Fee
Full Board Membership	$50,000	$30,000	$—
Lead Independent Director	10,000	—	—
Audit Committee	10,000	20,000	—
Compensation Committee	7,500	15,000	—
Governance & Nominating Committee	5,000	10,000	—
Subsidiary Committee	—	5,000	1,500	(2)
(1)	Retainers paid to committee Chairs are in lieu of, and not in addition to, retainers otherwise paid to members of said committee.
(2)	Per-day meeting fee.

DIRECTOR EQUITY PROGRAM

In addition to the cash compensation outlined above, directors receive annual equity awards, typically in August of each fiscal year. In August 2015, each director (other than Mr. Sadasivam, who joined the Board in February 2016) received a grant of 8,970 stock options at an exercise price of $17.84 per share and a restricted stock award grant of 4,485 shares of Common Stock. Stock options granted to directors generally have the same terms as those granted to our employees, including vesting occurring in five equal annual installments and a term of ten years, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may determine, in its sole discretion that a stock option award will vest upon departure from the Board and with an exercise period not to exceed five years. Restricted stock awards also generally have the same terms as those granted to our employees, including three-year cliff vesting, but do not automatically vest upon a director’s departure from the Board. The Compensation Committee may determine, in its sole discretion, that a restricted stock award will vest upon a director’s departure from the Board.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2016

Non-Employee Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Joseph J. Corasanti	$71,500	$80,013	$80,013	$231,256
Wendy F. DiCicco	77,500	80,013	80,013	237,526
Thomas E. Mistler	87,500	80,013	80,013	247,526
Marc Y.E. Pelaez	109,000	80,013	80,013	269,026
William A. Schromm	67,500	80,013	80,013	227,526
Howard H. Xia	94,000	80,013	80,013	254,026
Shaker Sadasivam(4)	37,672	—	—	37,672
(1)	Amounts reflect fees actually paid during fiscal year 2016. Director fees are usually paid in January of the applicable fiscal year.
(2)	Represents the aggregate grant date fair value of restricted stock issued to the non-employee directors under the 2012 Omnibus Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of forfeitures). The grant date fair value of restricted stock was computed based upon the closing price of the Company’s Common Stock on the date of grant, which was $17.84.
(3)	Represents the aggregate grant date fair value of option awards issued by the Company to the non-employee directors under the 2012 Omnibus Incentive Plan, computed in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any that a director may realize upon exercise of stock options will depend on the excess of the stock option price over the strike value on the date of exercise. As such, there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. Refer to Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2016 filed with the SEC on August 26, 2016 for relevant assumptions used to determine the valuation of option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.
(4)	Mr. Sadasivam was appointed to serve on the Board on February 4, 2016. The above fees paid to Mr. Sadasivam represented his board retainer on a pro-rata basis for 2016.

2016 Notice of Meeting and Proxy Statement	15

Director Compensation

DIRECTOR EQUITY AWARDS OUTSTANDING

The following table sets forth the aggregate number of shares of restricted stock and shares underlying stock options held by the named directors as of June 30, 2016.

Non-Employee Director	Restricted Stock (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)(1)
Joseph J. Corasanti	14,340	128,020	99,628
Wendy F. DiCicco	14,340	126,020	97,628
Thomas E. Mistler	14,340	128,020	99,628
Marc Y.E. Pelaez	14,340	114,620	86,228
Howard H. Xia	14,340	46,600	18,208
William A. Schromm	4,485	8,970	—
Shaker Sadisivam(2)	—	—	—
(1)	Includes options exercisable within 60 days of June 30, 2016.
(2)	Mr. Sadisivam was appointed to serve on the Board on February 4, 2016 and did not receive any restricted shares or stock options as of June 30, 2016.

16	2016 Notice of Meeting and Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership by any person, including any “group” as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock as of August 31, 2016. Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned. Ownership information is as reported by the shareholder in their respective filings with the SEC.

Name and Address	Number of Shares of Common Stock	Percent of Common Stock(1)
BlackRock, Inc.(2)	4,863,327	7.64%
40 East 52nd Street New York, NY 10022
Carl J. Johnson(3)	4,711,676	7.40%
18 Windsor Ridge
Frisco, TX 75034
Barrow, Hanley, Mewhinney & Strauss, LLC(4)	4,566,235	7.17%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761
The Vanguard Group(5)	4,047,188	6.36%
100 Vanguard Blvd
Malvern, PA 19355
(1)	As of August 31, 2016.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 26, 2016. BlackRock, Inc. reported sole voting power over 4,740,067 shares of Common Stock and sole dispositive power over 4,863,327 shares of Common Stock. As reported in the Schedule 13G/A, certain shares reported by BlackRock, Inc. are owned by various investment companies affiliated with BlackRock, Inc.
(3)	Based solely on a Schedule 13D/A filed with the SEC on February 8, 2016. Mr. Johnson reported sole voting power over 291,293 shares of Common Stock, shared voting power over 4,420,383 shares of Common Stock, sole dispositive power over 291,293 shares of Common Stock and shared dispositive power over 4,420,383 shares of Common Stock.
(4)	Based solely on a Schedule 13G filed with the SEC on February 2, 2016. Barrow, Hanley, Mewhinney & Strauss, LLC, a registered investment advisor, reported sole voting power over 2,481,620 shares of Common Stock, shared voting power over 2,084,615 shares of Common Stock and sole dispositive power over 4,566,235 shares of Common Stock.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group, Inc. reported sole voting power over 66,008 shares, shared voting power over 5,700 shares of common stock, sole dispositive power over 3,978,580 shares and shared dispositive power over 68,608 shares of Common Stock.

2016 Notice of Meeting and Proxy Statement	17

Beneficial Ownership

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

The following table shows the number of shares of II-VI Common Stock beneficially owned by all directors, our named executive officers (as reflected in the “Summary Compensation Table”), and all of our directors and executive officers as a group, as of August 31, 2016. This includes shares that could have been acquired within 60 days of that date through the exercise of stock options. The number of shares “beneficially owned” is defined by Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to shares owned. None of the shares reflected in the table below have been pledged as security.

	Beneficial Ownership of Common Stock
	Shares	Percent
Joseph J. Corasanti(1)(2)	113,294	*
Wendy F. DiCicco(1)(2)	141,894	*
Francis J. Kramer(1)(2)(3)	1,326,174	2.1%
Vincent D. Mattera, Jr.(1)(2)(4)	470,434	*
Thomas E. Mistler(1)(2)(5)	1,740,556	2.8%
Marc Y.E. Pelaez(1)(2)	138,793	*
William A. Schromm(1)(2)	9,975	*
Howard H. Xia(1)(2)(6)	62,524	*
Shaker Sadasivam(2)	3,696	*
Giovanni Barbarossa(1)(2)	81,422	*
Mary Jane Raymond(1)(2)	67,468	*
Gary A. Kapusta(2)	49,915	*
All Executive Officers and Directors as a Group (Fourteen persons)(7)	4,325,135	6.8%
*	Less than 1%
(1)	Includes the following amounts subject to stock options that are exercisable within 60 days of August 31, 2016: 75,548 options exercisable by Mr. Corasanti, 106,948 options exercisable by Ms. DiCicco, 493,096 options exercisable by Mr. Kramer, 248,448 options exercisable by Dr. Mattera, 108,948 options exercisable by Mr. Mistler, 95,548 options exercisable by Rear Admiral Pelaez, 1,794 options exercisable by Mr. Schromm, 27,528 options exercisable by Dr. Xia, 30,490 options exercisable by Dr. Barbarossa, and 18,072 options exercisable by Ms. Raymond.
(2)	Includes 13,901 shares of restricted stock held by each of Mr. Corasanti, Ms. DiCicco, Rear Admiral Pelaez and Dr. Xia, 8,181 shares of restricted stock held by Mr. Schromm, 3,696 shares of restricted stock held by Mr. Sadasivam, 11,189 shares of restricted stock held by Mr. Mistler, 116,476 shares of restricted stock held by Mr. Kramer, 83,846 shares of restricted stock held by Dr. Mattera, 41,928 shares of restricted stock held by Dr. Barbarossa, 46,492 shares of restricted stock held by Ms. Raymond and 49,915 shares of restricted stock held by Gary Kapusta.
(3)	Includes 285,401 shares held in a Spousal Limited Access Trust as to which Mr. Kramer disclaims beneficial ownership and 180,815 shares held on behalf of Mr. Kramer in the II-VI Incorporated Nonqualified Deferred Compensation Plan.
(4)	Includes 21,135 shares held on behalf of Dr. Mattera in the II-VI Incorporated Nonqualified Deferred Compensation Plan.
(5)	Includes 346,512 shares held in trust and 1,269,772 shares held in limited partnerships for which Mr. Mistler serves as a general partner.
(6)	Includes 4,000 shares held in a trust, as to which he disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(7)	Includes a total of 1,265,806 shares subject to stock options exercisable within 60 days of August 31, 2016 and a total of 449,754 shares of restricted stock held by all executive officers and directors as a group.
(8)	There were 62,033,300 shares of our common stock outstanding as of August 31, 2016. In accordance with the rules and regulations of the SEC, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding; however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person.

18	2016 Notice of Meeting and Proxy Statement

Beneficial Ownership

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the SEC and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

The Company’s directors and executive officers timely filed all reports due under Section 16(a) for the period from July 1, 2015 through June 30, 2016 with the exception of one Form 4 for Thomas E. Mistler that was filed with the Securities and Exchange Commission (“SEC”) two days late. That Form 4 reported multiple sale transactions completed on one trading day.

2016 Notice of Meeting and Proxy Statement	19

Beneficial Ownership

EXECUTIVE OFFICERS

Set forth below is certain information concerning five of our Named Executive Officers (“NEOs”) discussed herein as of June 30, 2016. This information does not reflect Mr. Kramer’s retirement as our Chief Executive Officer effective September 1, 2016 and Dr. Mattera’s appointment as our Chief Executive Officer effective September 1, 2016.

Name	Age	Position
Francis J. Kramer	67	Chairman and Chief Executive Officer; Director
Vincent D. Mattera, Jr.	60	President; Director
Mary Jane Raymond	56	Chief Financial Officer and Treasurer and Assistant Secretary
Gary A. Kapusta	56	Chief Operating Officer
Giovanni Barbarossa	56	Chief Technology Officer and President II-IV Laser Solutions

Biographical information for FRANCIS J. KRAMER and VINCENT D. MATTERA, JR. may be found in the “DIRECTORS” section of this Proxy Statement.

MARY JANE RAYMOND has been Chief Financial Officer and Treasurer of the Company since March 2014. Previously, Ms. Raymond was Executive Vice President and Chief Financial Officer of Hudson Global, Inc. (NASDAQ: HSON) from 2005 to 2013. Ms. Raymond was the Chief Risk Officer and Vice President and Corporate Controller at Dun and Bradstreet, Inc. from 2002 to 2005. Additionally, she was the Vice President, Merger Integration at Lucent Technologies, Inc. from 1997 to 2002 and held several management positions at Cummins Engine Company from 1988 to 1997. Ms. Raymond holds a B.A. degree in Public Management from St. Joseph’s University, and an MBA from Stanford University.

GARY A. KAPUSTA joined II-VI in February 2016 serving as Chief Operating Officer. Prior to his employment with the Company, Mr. Kapusta served in various roles at Coca-Cola, including as President & Chief Executive Officer, Coca-Cola Bottlers’ Sales & Services L.L.C., President, Customer Business Solutions and Vice President,

Procurement Transformation, Coca-Cola Refreshments. He joined Coca-Cola following a 19 year career at Agere Systems, Lucent Technologies, and AT&T. Mr. Kapusta graduated from The University of Pittsburgh with B.S. and M.S. degrees in Industrial Engineering and an M.B.A from Lehigh University.

GIOVANNI BARBAROSSA joined II-VI in 2012 and has been the President, Laser Solutions Segment since 2014 and the Chief Technology Officer since 2012. Dr. Barbarossa was employed at Avanex Corporation from 2000 through 2009, serving in various executive positions in product development and general management, ultimately serving as President and Chief Executive Officer. When Avanex merged with Bookham Technology, forming Oclaro, Dr. Barbarossa became a member of the Board of Directors of Oclaro and served as such from 2009 to 2011. Previously, he had management responsibilities at British Telecom, AT&T Bell Labs, Lucent Technologies, and Hewlett-Packard. Dr. Barbarossa graduated from the University of Bari, Italy with a B.S. in Electrical Engineering and a Ph.D. in Photonics from the University of Glasgow, U.K.

20	2016 Notice of Meeting and Proxy Statement

EXECUTIVE COMPENSATION

FISCAL YEAR 2016 COMPENSATION DISCUSSION AND ANALYSIS

MESSAGE FROM THE COMPENSATION COMMITTEE

The Compensation Committee takes seriously its responsibilities to govern competitive pay practices to achieve competitive results. Shareholder views and feedback are an essential component to the design and refinement of the Company’s compensation program. The Committee directed management to hold discussions with shareholders and report the outcome of these discussions at each of the meetings. The Chair participates in many of these discussions and helps guide the Committee’s analysis of the information gathered to incorporate it into the compensation program decisions.

In response to shareholder feedback and after review of market benchmarks provided by Radford, the Company’s independent compensation firm, the Compensation Committee made significant changes to the fiscal years 2016 and 2017 compensation programs pursuant to shareholder feedback. The feedback and the changes to compensation are discussed below.

Shareholder Outreach Program

The Company has had a rigorous shareholder outreach program for several years reaching shareholders holding 60% or more of the total shares outstanding. These meetings have included most frequently the Chief Executive Officer, the Chairman, the President, the Chairman of the Compensation Committee, the Vice President of Human Resources and/or the Chief Financial Officer. In some of the meetings, other members of the Board and other members of the senior management team participated. Approximately 25 meetings or calls are held with unique investors each year, with some investors having multiple interactions. In addition, the Company typically had between one and five meetings and/or telephone calls with new investors prior to their taking an equity position in the Company. The main topics discussed are (1) the company strategy, (2) the rationale for acquisitions, (3) the progress on financial improvements, (4) review of the management team and company culture, (5) compensation goals and philosophy, and (6) request for ongoing feedback.

In the years 2013, 2014 and 2015, most of the comments from shareholders were on their dissatisfaction with the Company’s financial performance, questions about the rationale for acquisitions, comments about the average tenure of the Board as well as the number of insiders on the Board, and the desire to see a more simplified presentation of the Company. From time to time, shareholders suggested alternative metrics to help simplify the analysis of the Company’s performance and the Company has included an evaluation of these alternative metrics as part of our ongoing work to improve the Company’s performance and design of compensation programs.

In response to the shareholder comments, in 2013 the Company implemented the June Award in an effort to move 100% of the long term equity to performance based. In 2014 the Company replaced its Performance Share Plan revenue metric with a Relative Total Shareholder Return metric having a three-year measurement period. With this change, the metrics of long term incentive plan and those of the short term incentive plan have no overlap.

In October 2015 before the annual meeting and as part of our ongoing shareholder outreach, the Chair of the Compensation Committee, the Vice President of Human Resources and the Chief Financial Officer reached out again to the top 22 shareholders or those holding at least 1 percent of the shares outstanding with a specific agenda to discuss the contents of the proxy statement. This group accounted for approximately 55% of the shares outstanding. A total of 20 meetings were held, of which 8 included the

2016 Notice of Meeting and Proxy Statement	21

Executive Compensation

Compensation Committee Chair. The purpose of these meetings was to specifically identify shareholder comments and concerns on our 2015 proxy statement.

The shareholder feedback from these contacts included:

•	Company Performance – It was generally acknowledged that the Company’s financial performance improved significantly over the prior year.

•	June Award – Many of our investors considered the construction to be too complex, did not favor arrangements that were very unique, and felt the June timing indicated a certain retrospective aspect that was not objective. Some investors even thought this portion of the compensation was new even though it was in the compensation program in the prior year.

•	Cash component – Several of our investors considered cash in any form to be a short term incentive, no matter how long the performance period.

•	Length of performance period – All of our investors considered two years to be too short to be considered long term. They felt “long term” needed to be three years in duration or greater.

•	100% performance based long term equity – Most of our investors did not favor trying to achieve 100% performance based long term equity incentive programs. They felt some time-based awards helped retention. More importantly, they recognized that trying to achieve a 100% performance based equity incentive plan led to too much complexity. Our shareholders indicated that they look for the majority of the award to two-thirds of the award to be tied to performance.

•	Stock options – Because the proxy advisor firms do not consider stock options to be performance-based compensation, we asked our shareholders for their views. Many of our shareholders that we talked to considered stock options to be performance-based equity. Some investors did not have a preference.

•	Other comments expressed by one or two investors included:

•	Two investors asked for a double trigger upon change of control

•	Two investors suggested for the introduction of a linked income statement/balance sheet metric such as Return on Equity, Return on Assets, or Return on Invested Capital

•	Two investors asked for greater minority shareholder rights, such as the ability to call a special meeting

•	One investor expressed a view that performance should be improved for more than one year before compensation is increased markedly

The Compensation Committee met at least 6 times to consider the input of the shareholders to determine the appropriate actions for 2016 and forward to respond to the feedback from shareholders. Consequently, for fiscal years 2016 and 2017, the Committee made significant improvements to our compensation programs which are discussed below.

Specific Program Changes Based on Shareholder Feedback

•

The June Award was eliminated for fiscal year 2016 and future years. The shareholder feedback questioning the complexity of the metrics, the degree of deviation from standard programs, and the perception that it was viewed as an additional award contributed to this decision. Most shareholders found this element of the compensation program to be confusing and inconsistent with their desires for clear, objective and trackable metrics. When asked what alternatives they would favor, shareholders were clear that they expected that the majority of long term equity to be performance based, and that they considered stock options to be performance based. Many specifically said they do not expect 100% of

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long term equity to be performance based, which was the original objective of the Company that led to the design of the June Award. As noted above, shareholders felt that time-based restricted stock provides for a good retention tool and superior to additional increases in cash compensation. Therefore the June Award was replaced in November 2015 (effective for fiscal year 2016) with a time-based restricted stock award. Following the implementation of this decision, we asked shareholders as part of the ongoing shareholder outreach program their views about this decision, and we got positive feedback.

•	No portion of long term incentive compensation may be earmarked or paid out in cash for fiscal year 2016 and forward. The Company’s long term incentive plan is now exclusively equity based.

•	NEOs are required to hold stock (net of tax) for one year after vesting of all stock vesting in 2016. The holding period requirement was effective for all stock vesting in fiscal year 2016 and will be in effect for all future vesting stock. The one year holding period is required in addition to the NEO’s ownership requirements set forth in the Company’s policy.

Certain items contained in shareholder feedback were adopted for the fiscal year 2017 to avoid the accounting penalties and potential regulatory inquiries associated with modifying an existing equity award and to maintain the 162(m) treatment for the year. Effective for fiscal year 2017, the Company will implement the following:

•	All performance share awards now have a three (3) full year measurement period and interim-period re-measurement was eliminated for fiscal year 2017 grants. The Company elected not to modify past awards to change the cash-flow-based performance shares from a two year performance period to a three year performance period due to the accounting penalties that would have been incurred. However, all performance based awards will move to a three year performance period beginning in fiscal year 2017.

•	A double trigger was added to the long term equity award program. The Company previously only had a single trigger. This is effective for grants made in fiscal year 2017. A double trigger means that in the event of the change of control, the NEOs’ change of control payment are only paid if 1. the change in control is accompanied by 2. a significant reduction in responsibility or loss of employment (second trigger).

•	Individual non-financial goals for the NEOs have been eliminated for fiscal year 2017. Consistent with the shareholder feedback. The Company will measure the short term cash incentive strictly on the basis of financial goals.

•	The GRIP cash incentive plan is now capped at 200% payout with the entry threshold funding being 30% of the target. The prior boundaries were an entry threshold funding of 20% of the target and a maximum payout of 250%. This change was implemented to align our approach with the general market practices.

•	The long term equity incentive plan percentage of TDC did not change but was rebalanced for fiscal year 2017. To not incur the adverse accounting effects caused by modifying existing awards, the new mix of equity is 40% performance shares, 30% restricted shares and 30% stock options effective for grants given for fiscal year 2017. Prior mix was 30% performance shares, 30% restricted shares and 40% stock options.

Feedback received from two shareholders was to create an income-statement/balance sheet metric. The Company has taken these suggestions under consideration to consider whether inclusion in our compensation program is appropriate.

After the decisions were made, the Company incorporated into its ongoing shareholder meetings a discussion of these compensation changes to solicit further feedback. Shareholders who did not have

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objections to the prior compensation methods appreciated the extensive efforts the Company undertook. Shareholders who did have concerns expressed no disagreement with the changes. Several expressed that they thought the actions were very good. We pointedly spent time on three topics in every call. First, the elimination of the June Award and the replacement with time based restricted stock. We did not receive any objections to the fact that the replacement was time-based vesting. Second, we asked shareholders who had an opinion about stock options whether they had any different view on stock options as a performance based component of long term compensation, and we received no objections thus far. Third, we reviewed the changes adopted for fiscal year 2017, and not in fiscal year 2016, due to the financial consequences of modifying an existing equity award. Shareholders understood this rationale. The Compensation Committee Chair participated in these follow-up meetings with shareholders holding at least 20 percent of our shares. As of this writing, the Company remains engaged in arranging further meetings to include the Compensation Committee Chair.

Key Elements of Fiscal Year 2016 Performance Compared to Fiscal Year 2015

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Alignment of Executive Pay and Company Performance

•	The annual cash incentives for NEOs were awarded approximately at 160% of target based on Company’s performance as compared to the challenging targets set for these programs. The Company’s revenue increased 11% and the adjusted EPS increased 41%.

•	Performance shares for the fiscal years 2015 and 2016 performance period were awarded based on the Company’s achievement of 121% of cash flow (resulting in an actual award of 152% of the target number of performance shares).

•	The CEO and all other NEOs are in compliance with the requirement to own Company stock. The CEO is required to hold the equivalent of three times his annual base salary in Company stock, and all other NEOs who have served as executive officers for more than three years are required to hold the equivalent of their annual base salary in Company stock. Executives of shorter tenure have three years from the time they are appointed as an executive officer to meet this requirement. All NEOs are required to hold vested equity at least one year net of taxes.

(1)	The earnings release stock price reflects the Company’s closing stock price on the day of its fiscal year end earnings release.

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COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company believes in setting challenging objectives and requires talented and committed people to achieve them. The Company’s executive compensation program is designed to align our executives’ compensation with the interests of our shareholders and to attract, motivate and retain high-quality executive talent.

The Company’s executive compensation philosophy is based on the principle of pay-for-performance, with a substantial portion of TDC being “at-risk” and tied to performance. We target TDC at the median level of pay of our Comparator Group for performance at target. For fiscal year 2016, which ran from July 1, 2015 to June 30, 2016, we used the Comparator Group data available in public filings.

The primary objectives of our fiscal year 2016 executive compensation program were:

•	Shareholder Returns Above Median: Maximize Company performance to enhance total shareholder return (“TSR”).

•	Stable Leadership: Attract and retain a high calibre of executive talent.

•	Continuous Improvements in Performance: Ensure that a significant portion of TDC is “at risk,” based on Company and individual performance.

•	Sustainable Achievement of Results: Encourage a long-term focus by our NEOs while recognizing the importance of short-term performance, with goals that are challenging yet attainable and discourage excessive risk taking.

•	Strategic Innovation: Provide incentive for innovation, productivity, quality management, responsiveness to customer needs, talent management, compliance, environmental, health and safety performance, and an action-oriented approach to identifying and seizing opportunities in the marketplace.

•	Commitment: Align executive and shareholder interests by requiring NEOs to meet minimum share ownership guidelines and prohibit them from hedging or pledging Company stock.

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SUMMARY OF PAY ELEMENTS AND MIX OF VARIABLE AND FIXED COMPENSATION

A specific objective of our compensation program is to drive continuous improvement in performance. We believe this is best accomplished by having a majority of total direct compensation (“TDC”) be variable and based on performance. TDC includes base salary, cash incentive awards granted under our Bonus Incentive Program (“BIP”) and Goals/Results Incentive Program (“GRIP”), and equity awards in the form of non-qualified stock options (“Stock Options”), restricted stock awards (“RSAs”) and performance stock awards (“PSAs”). The chart below shows that variable compensation makes up approximately 65% of fiscal year 2016 target TDC of our NEOs.

2016 CEO Target Total Compensation Mix

2016 Average Target Total Compensation Mix for Continuing NEOs

PSA and RSA don’t balance due to the impact of new hire grants

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NEO compensation for fiscal year 2016 included the following elements. For ease of understanding, the term “non-equity incentive plan compensation” in the Summary Compensation Table and other tables set forth below is referred to as “cash incentives” throughout this narrative:

Element	Description	2016 Pay Action	Primary Metrics Used
Base Salary	Market-competitive fixed pay reflective of an NEO’s role, responsibilities and individual performance.	Increased NEO salaries based on individual performance and evaluation against our Comparator Group. Increases ranged from 3.0% to 10% of base salary.	Comparator Group benchmarking at the 50th percentile
BIP Cash Incentive	Payable to all NEOs with at least one year of service based on the achievement of corporate wide income goals. This cash incentive payment is based on a targeted Bonus Operating Profit, as pre-determined by the Compensation Committee.	During fiscal year 2016, BOP performance for our NEOs was 144% of target.	Operating profit before reduction for variable compensation paid (“Bonus Operating Profit”)
GRIP Cash Incentive	Payable to NEOs based on achievement of Company consolidated and/or business unit results.	Board approved revenue and earnings per share (“EPS”) goals incentivizing growth over the prior fiscal year’s results. Actual payout for fiscal year 2016 was 183% of the target applicable to the Company’s consolidated results.	Revenue and EPS For Dr. Barbarossa only, metrics are a combination of consolidated and divisional goals
Equity-Based Awards	Time-based and performance-based awards provide incentive to focus on long-term growth and financial success, to balance short- and long-term performance, and to align executive and shareholder interests.	NEO target equity compensation for 2016 consisted of 40% Stock Options, 30% Restricted Stock and 30% PSAs.	Russell 2000 for relative TSR and Board approved budget for cash flow from operations (PSAs)

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PAY FOR PERFORMANCE

RECAP OF THE COMPANY’S PERFORMANCE IN FISCAL YEAR 2016

Detailed below are the abbreviated results of the Company’s performance for fiscal year 2016. For a more detailed review of the Company’s financial performance for fiscal year 2016, please see the Company’s Annual Report on Form 10-K for the fiscal year 2016 filed with the SEC on August 26, 2016.

	FY 2016	FY 2015	Change
Revenue	$827 million	$742 million	11%
Gross Margin %	37.8%	36.6%	120 bps
Bonus Operating Profit	$161 million	$111 million	45%
Diluted EPS	$1.04/share	$1.05/share	(1%)
Adjusted Diluted EPS*	$1.33/share	$0.94/share	41%
* excludes one-time transaction charges and restructuring charges, purchase accounting charges and acquired company losses for fiscal year 2016 and excludes acquisition settlement of $0.11/share for fiscal year 2015
Cash flow from operations	$123 million	$129 million	(5%)

The Company pays incentive compensation only after the Compensation Committee has certified the Company’s operating results. In certifying the results, the Committee ensures that it is in receipt of the audit of our financial performance by the independent auditors and the report of the Audit Committee with respect to the Company’s audited financial statements.

DETERMINATION OF TDC AT TARGET FOR FISCAL YEAR 2016

Target TDC is set for the NEOs at the median of the Comparator Group, with the advice of our independent advisor, Radford.

Once TDC is determined, the relative proportions of the compensation elements described above are set with two principles in mind:

•	A substantial portion of TDC should be variable (for fiscal year 2016, approximately 65%)

•	The variable portion should be a mix of equity and cash.

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ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee reviewed the NEOs’ base salaries to ensure recognition of performance and alignment to the market median for similar positions at companies in the Comparator Group. Accordingly, annual merit increases may be made after an assessment to the current market medians and in light of individual performance.

The increases in base salary noted in the chart below for the NEOs reflect adjustments based on performance to allow their salaries to remain comparable to those of the Comparator Group. Mr. Kapusta joined the Company in February 2016.

Named Executive Officer	Fiscal Year 2016 Base Salary	Fiscal Year 2015 Base Salary	Percentage Increase
Francis J. Kramer	$686,400	$666,400	3.0%
Vincent D. Mattera, Jr.	424,000	412,000	2.9%
Mary Jane Raymond	330,000	300,000	10%
Gary A. Kapusta	350,000	N/A	N/A
Giovanni Barbarossa	351,200	319,300	10%

Cash Incentives

Bonus Incentive Program (“BIP”). The Bonus Incentive Plan is a Company-wide bonus program that has been successfully used by the Company throughout the majority of its history to directly tie the interests of all of our employees who have at least one year of service, regardless of position, to the operating earnings of the Company, a major driver of shareholder value. The Bonus Incentive Plan is evaluated on the metric of Bonus Operating Profit (“BOP”). BOP is the Company’s annual operating profit before reduction for variable employee compensation (both cash and equity). At the beginning of the Company’s fiscal year, the Compensation Committee determines the percentage of final approved budgeted annual operating profit available to be paid under the BIP. This determination is based on total budgeted annual salary of all eligible employees. Actual payouts under the BIP, if any, could deviate from the budgeted payout due to changes in actual operating results as compared to budgeted operating results, and changes in the participant pool. The BIP is paid at 75% of the earned amount the end of each of the first three fiscal quarters based on interim financial performance. The final payment is made after fiscal year end, at which time the balance of the full-year payout is paid. Mr. Kapusta did not participate in the BIP for 2016 as he did not have at least one year of service with the Company.

The bonus operating profit target and performance for fiscal year 2016 compared to fiscal year 2015 is (in millions) except %:

	2016	2015
Budgeted Bonus Operating Profit	$126.1	$118.1
Actual Bonus Operating Profit Achieved	$160.7	$110.7
Actual BIP Performance % as Compared to Budget(1)	144.0%	84.4%
(1)	The 144% performance is a function of the actual payout of 24% versus budgeted payout of 16.67%.

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The related NEO payout under our BIP was:

Named Executive Officer	Fiscal Year 2016 BIP	Fiscal Year 2015 BIP
Francis J. Kramer	$164,736	$93,962
Vincent D. Mattera, Jr	101,856	58,092
Mary Jane Raymond(1)	79,200	11,687
Gary A. Kapusta(2)	—	—
Giovanni Barbarossa	84,288	45,021
(1)	Mary Jane Raymond was only eligible to participate for two months during fiscal year 2015
(2)	Gary Kapusta had not entered the plan during fiscal year 2016

Goals/Results Incentive Program (“GRIP”). The purpose of the GRIP cash incentive program is to link pay to the major drivers of increasing shareholder value – growth in revenue and growth in earnings per share. For fiscal year 2016, the last year this will be the case, the GRIP has both financial and non-financial components. The first is the achievement of revenue and EPS targets set by the Compensation Committee. This component accounts for 90% of the GRIP compensation for the CEO and 80% of GRIP compensation for the other NEOs. The second component is the achievement of specific individual non-financial goals that are deemed by the Compensation Committee and the Board to be important to the accomplishment of the Company’s strategic initiatives. This component accounts for up to 10% of the CEO’s GRIP compensation and up to 20% of GRIP compensation for the other NEOs. Commencing with fiscal year 2017, the non-financial goals component of the GRIP has been eliminated and all of the GRIP incentive will be paid based on the financial results of revenue and EPS.

The revenue and EPS calculation methodology, is derived from the “GRIP Matrix” applicable to our NEOs. The bottom left of this matrix, or the threshold, is normally the prior fiscal year results for revenue and EPS. At the threshold, payout is 20 percent of the target payout. Below the threshold, the payout is zero. The middle of the matrix is the current year’s revenue and EPS targets as approved by the Compensation Committee. These targets are designed to motivate achievement of reasonably challenging goals and drive TSR. The upper right of the matrix is the achievement maximum, set at 115% of the revenue and EPS targets, at which the payout is 250 percent of the target payout. In fiscal year 2017, threshold will be 30 percent and maximum will be 200 percent. The GRIP payout is calculated via interpolation within the matrix ranging from the prior year’s actuals to 115% of the target on both Revenue and EPS. Revenue and EPS are equally weighted.

For purposes of calculating the relevant EPS for fiscal year 2016, the Company used adjusted EPS, and excluded the effects of the two acquisitions and the subsequent divestiture of a part of one of the acquisitions, because these were not contemplated in the original targets. The excluded items consist of the 3.5 months of operating results, the transaction fees, the outstanding liabilities II-VI paid on behalf of the acquired companies, and the one-time costs associated with severance and other restructuring.

The targets and performance for the Revenue and EPS for GRIP for fiscal year 2016 are:

Financial GRIP for Fiscal Year 2016 (in millions, except per-share data)
Metric	Threshold	Target	Maximum	Actual Performance
Revenues	$742.00	$802.00	$922.30	$813.30
Earnings per Share	$0.94	$1.10	$1.26	$1.32

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For the individual performance goals under GRIP, on which 10% or 20% of total GRIP compensation is based, the Compensation Committee (a) assessed Mr. Kramer’s and Dr. Mattera’s performance and (b) conducted a review and approved Mr. Kramer’s and Dr. Mattera’s performance assessment recommendation for all other NEO’s. For fiscal year 2016, the NEO’s areas of focus were:

Name	Areas of Focus
Francis J. Kramer	Direct the initiation of a worldwide Quality Driven Program, initiate a broader Employee Engagement platform, launch a worldwide Manufacturing Excellence strategy to support growth, initiate processes to measure revenue from Innovation, formalize a global Customer Satisfaction program, continue the focus on long term Strategic Planning
Vincent D. Mattera, Jr.	Implement the Quality Driven Program, define the key parameters to drive Employee Engagement, complete a worldwide Manufacturing Excellence strategy, prepare for the Board the selected platforms needed to drive Innovation, Customer Satisfaction, Strategic Planning
Mary Jane Raymond	Succession planning and team effectiveness, Supply Chain Efficiencies, Strategic Planning and Increased Coverage by Equity Analysts
Gary A. Kapusta	Global Manufacturing Strategy, Succession Planning and Orientation, Supply Chain Efficiencies, SAP Adoption, Customer Engagement
Giovanni Barbarossa	Product line transitions, Reorganize Laser Solution’s sales and marketing, significant growth in key product lines, R&D platform investments for long term growth, meet NRE contract deliverables

Total payout to our NEOs under our GRIP was:

	Fiscal Year 2016	Fiscal Year 2015
Named Executive Officer	GRIP	Total	GRIP	Cash Portion of June Award
Francis J. Kramer	$1,604,885	$1,042,623	$544,891	$497,732
Vincent D. Mattera, Jr	1,003,130	475,952	250,901	225,051
Mary Jane Raymond	458,649	468,009	376,401	91,608
Gary A. Kapusta(1)	125,000	—	—	—
Giovanni Barbarossa	321,037	345,492	185,492	159,899
(1)	The 2016 GRIP payment for Mr. Kapusta represented a partial year as Mr. Kapusta joined the Company in February 2016.

Equity Incentives

The equity compensation for NEOs consists of (a) non-qualified stock options granted in August 2015, (b) performance shares granted in August 2015 and (c) restricted shares granted in November 2015, with the exception of Gary Kapusta who as a new hire was granted stock options and restricted shares on his hire date, and no performance shares.

Non-Qualified Stock Options (“Stock Options”). Because financial gain from stock options is only possible if the price of our Common Stock increases during the term of the stock option, we believe grants encourage NEOs and other employees to focus on actions and initiatives that should lead to a longer-term increase in the price of our Common Stock, aligning the interests of our NEOs and employees with those of our shareholders. Typically, stock options are granted in August and have been 40% of the total targeted equity award to the NEO. The strike price is set on the date of the grant and represents the fair market value of the Company’s Common Stock on that day. The options do not have any tangible value if the stock price does not appreciate.

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Performance Share Awards (“PSAs”). The Compensation Committee believes that longer term awards tied directly to elements of shareholder return are essential to the sustainable management of the Company. TSR and cash flow from operations influence increases in shareholder value over time and therefore the Company has based its PSAs on those metrics in order to reward both carefully considered strategic actions and excellent management and execution. Typically, PSAs are granted at the beginning of the fiscal year and have been 30% of the total targeted equity award to the NEO. The value of the PSA actually “earned” is determined as of the date of the expiration of the performance period based on the achievement of the performance conditions.

Restricted Stock Award (“RSAs”). To align long-term equity compensation with the feedback received from the shareholders, the Company eliminated the June Award and reintroduced a portion (30%) of the targeted equity awarded to NEOs as time-based. As discussed in further detail above in Shareholder Outreach Program, shareholders stated that they did not expect 100% of long-term equity to be performance based and that time-based equity was a good retention tool.

Equity Grants for Fiscal Year 2016 in the Summary Compensation Table

Stock Options were granted with a strike price $17.84, the closing price of the Company’s stock on August 15, 2015, which was the fair market value on the date of grant for all NEOs other than Mr. Kapusta. Mr. Kapusta’s stock options were granted with a strike price of $20.50, the closing price of the Company’s stock on February 1, 2016, the day of his employment. The stock options have a ten year term and vest in five equal annual installments. Stock options granted to the NEOs on August 15, 2015 and February 1, 2016 were as follows:

Named Executive Officer	Stock Options Granted	Grant Date Fair Value(1)
Francis J. Kramer	95,970 shares	$856,052
Vincent D. Mattera, Jr.	57,580 shares	513,614
Mary Jane Raymond	30,360 shares	270,811
Gary A. Kapusta	30,000 shares	223,411
Giovanni Barbarossa	31,360 shares	279,731
(1)	The Company uses the Black-Scholes option pricing model to determine fair value.

Performance Share Awards (“PSAs”) granted in fiscal year 2016 are dependent on the achievement of two metrics – cash flow from operations and relative total shareholder return (TSR) – as described below.

Cash Flow from Operation Awards

These awards (the “2016 Cash Flow Performance Awards”) will be earned based on the achievement of specific consolidated cash flow metrics established for the twenty-four month period ending June 30, 2017. The 2016 Cash Flow Performance Awards will be earned as follows:

Performance vs. Target	Payout vs. Target
0.00% to 79.99%	0%
80.00% to 99.99%	50.00% to 99.99%
100%	100%
100.01% to 139.99%	100.01% to 199.99%
140% or Greater	200%

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The number of PSAs earned is determined by the Compensation Committee and is based upon (A) performance against target for the full performance period or (B) performance against the applicable target for each of the four six-month periods comprising the performance period, though this feature will be eliminated in fiscal year 2017. It was not implemented in fiscal year 2016 due to the monetary cost of modifying an existing equity award. The calculation (either A or B) that yields the higher percentage versus target determines the number of PSAs earned.

Relative Total Shareholder Return Awards

These awards (the “2016 TSR Performance Awards”) focus on achieving certain levels of relative shareholder return compared to the Russell 2000 index. The Compensation Committee believes that TSR is one important reflection of Company performance, and recognizes that our shareholders invest in the Company with the expectation that we will deliver a level of performance that creates value. As such, the 2016 TSR Performance Awards will be earned based on the achievement of cumulative TSR for the thirty-six month period ending June 30, 2018 compared to returns on the Russell 2000 index, as follows:

Cumulative Total Shareholder Return	Payout vs. Target
Below the Russell 2000 50th percentile by more than 40 percentage points or an absolute negative cumulative Total Shareholder Return	0%
Between 0 and 40 percentage points below the Russell 2000 50th percentile and an absolute positive cumulative Total Shareholder Return	50.00% to 99.99%
Equal to the Russell 2000 50th percentile and an absolute positive cumulative Total Shareholder Return	100%
Between 0 and 40 percentage points above the Russell 2000 50th percentile and an absolute positive cumulative Total Shareholder Return	100.01% to 199.99%
More than 40 percentage points above the Russell 2000 50th percentile and an absolute positive cumulative Total Shareholder Return	200%

Target award amounts for PSAs granted on August 15, 2015 for fiscal year 2016 for the NEOs are as follows:

Named Executive Officer	Target Relative TSR-Based Awards	Target Cash Flow-Based Awards	Aggregate Fair Value at Target Payout	Aggregate Fair Value at Maximum Payout
Francis J. Kramer	17,995 shares	17,995 shares	$642,062	$1,284,124
Vincent D. Mattera, Jr	10,800 shares	10,800 shares	385,344	770,688
Mary Jane Raymond	5,695 shares	5,695 shares	203,198	406,396
Gary A Kapusta	—	—	—	—
Giovanni Barbarossa	5,880 shares	5,880 shares	209,798	419,596
(1)	Mr. Kapusta joined the Company in February 2016, as such they did not receive a 2016 PSA.

Performance Share Awards Earned in Fiscal Year 2016

At June 30, 2016, each of the Company’s NEOs, other than Mr. Kapusta, had a PSA granted in August 2014 under the 2012 Omnibus Incentive Plan (the “2014 PSAs”) and for which the 24-month performance period ended on June 30, 2016 (the “2014 Performance Period”). The 2014 PSAs are earned based on consolidated cash flow from operations. During the 2014 Performance Period, the Company achieved cash flow from operations as summarized in the table below. At performance of 121%, (a function of the actual result compared to the target), the payout falls between 100.01% to 199.99% as shown in the table on the prior page. The result of 121% is 52% of the range between 100.01% and 199.99% or 152%.

	Targets	Actual Results	Performance Against Target	Payout Percentage of Target
Consolidated Cash Flow from Operations	$209 million	$252 million	121%	152%

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The Company’s target and actual shares earned under the 2014 PSAs were as follows:

Named Executive Officer	Cash Flow- Based Awards Target	Overall % of Cash Flow- Based Award Target	Cash Flow- Based Awards Earned
Francis J. Kramer	17,690 shares	152%	26,888 shares
Vincent D. Mattera, Jr	8,045 shares	152%	12,228 shares
Mary Jane Raymond	3,265 shares	152%	4,962 shares
Gary A. Kapusta(1)	—	—	—
Giovanni Barbarossa	5,725 shares	152%	8,702 shares
(1)	Mr. Kapusta joined the Company in February 2016, as such they did not receive a 2015 PSA.

The number of PSAs earned is determined by the Compensation Committee and is based upon (A) performance against target for the full performance period or (B) performance against the applicable target for each of the four six-month periods comprising the performance period. The calculation (either A or B) that yields the higher percentage versus target determines the number of PSAs earned. Again, this (B) portion will be eliminated in fiscal year 2017.

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PROCESS FOR SETTING COMPENSATION FOR FISCAL YEAR 2016

COMPENSATION COMMITTEE MATTERS AND SCOPE OF AUTHORITY

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and provide oversight of the Company’s global compensation philosophy. In determining fiscal year 2016 executive compensation, the Compensation Committee was advised by its independent compensation advisor. Radford was retained directly by, and reported directly to, the Compensation Committee. Radford performed no other work for the Company nor any work for the members of the Board other than its advisory services related to director compensation. Radford had no prior relationship with our Chief Executive Officer or with any other executive officer or director.

DEVELOPMENT OF THE COMPARATOR GROUP (AKA PEER GROUP)

Our Comparator Group has been constructed by the Compensation Committee with assistance from Radford, and includes companies we compete with for investor capital, talent and market share.

Because the Company provides a wide range of products servicing multiple end markets, the Compensation Committee believes that it is important to consider peers with Global Industry Classification Standard (“GICS”) codes that align with the Company’s multiple segments. The Comparator Group for fiscal year 2016 consisted of 19 manufacturing companies with GICS codes that reflect the Company’s multiple lines of business:

•	GICS code 201010 – One company classified as Industrial – Capital Goods – Aerospace and Defense; and

•	GICS code 201040 – Two companies classified as Industrial – Capital Goods – Electrical Equipment.

•	GICS code 452010 – One company classified as Communications Equipment.

•	GICS code 452030 – Six companies classified as Information Technology – Technology Hardware and Equipment – Electronic Equipment, Instruments and Components;

•	GICS code 453010 – Nine companies classified as Information Technology – Semiconductors and Semiconductor Equipment

Companies in the Comparator Group have revenues ranging from $0.3 billion to $1.3 billion, with median revenues of $0.8 billion. In structuring the Comparator Group, the Compensation Committee focuses on (a) industry, (b) total revenue and profitability, (c) market capitalization, (d) annual revenue growth and (e) global footprint. The Comparator Group also has executive officer functions that are generally comparable to ours in terms of complexity and scope of responsibilities. For fiscal year 2016 compensation decisions, the Comparator Group consisted of:

Brooks Automation, Inc.	Franklin Electric Co., Inc.	Polypore International, Inc.
Cabot Microelectronics Corp.	GrafTech International Ltd.	Powell Industries Inc.
Cognex Corporation	HEICO Corporation	Rofin-Sinar Technologies, Inc.
Coherent Inc.	IPG Photonics Corporation	Semtech Corporation
Diodes, Incorporated	MKS Instruments, Inc.	Silicon Laboratories, Inc.
Entegris, Inc.	Microsemi Corporation
Finisar Corporation	Newport Corp.

In 2016, the Company removed Veeco Instruments, Inc. from its Comparator Group because the market capitalization of this company was outside the established parameters for the group. The Company did not replace Veeco Instruments, Inc. with a new comparator as the Committee believed 19 companies within the Comparator Group was sufficient to aid the Committee in its setting of compensation.

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Executive Compensation

THE COMMITTEE’S PROCESSES

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its desired objectives. Among those are:

•	Meetings. The Compensation Committee meets at least quarterly, or more often as needed. For fiscal year 2016, the Committee met eleven times. Agendas are established in advance of the meetings and under the direction of the Compensation Committee Chair.

•	Independent Compensation Advisor. The Compensation Committee engages an independent compensation advisor to assist the Committee in setting executive compensation, and selects an advisor only after evaluating all factors relevant to that advisor’s qualifications and independence from Company management. The Committee’s independent advisor for fiscal year 2016 was Radford.

•	Assessment of Company Performance. The Compensation Committee uses objective measures of Company and Comparator Group performance in establishing total compensation targets. These include TSR, earnings growth, revenue growth, operating profit and cash flow from operations.

•	Assessment of Shareholder Feedback. The Compensation Committee, in particular the Chair of the Committee, directs and often participates in the collection of the shareholder feedback. Conversations are focused on listening to feedback in general, and asking specific questions about the elements of the Company’s compensation program, and the key criteria the investor uses to evaluate pay and performance alignment.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including our NEOs. During the course of the year, the Compensation Committee meets with the CEO and the Vice President, Human Resources to review recommendations on changes, if any, in the compensation of each NEO other than the CEO based on individual performance. With respect to the CEO, the Compensation Committee meets with the Vice President, Human Resources to review Comparator Group market data and CEO performance so that the Compensation Committee can recommend TDC targets to the full Board.

•	Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation. Its goal is to balance market alignment with the Company’s performance and ability to recruit, motivate and retain high calibre talent. Based on the Compensation Committee’s judgment, current market practices, compensation data from the Comparator Group, compensation data from the independent compensation advisor and each employee’s contributions to the Company, the Compensation Committee makes a recommendation to the full Board regarding targeted TDC and actual payouts at year-end for each of our NEOs.

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Executive Compensation

FISCAL YEAR 2016 TIMELINE

The Compensation Committee’s and full Board’s timeline for compensation-setting actions is:

	2H Fiscal Year 1						Fiscal Year 2												1H Fiscal Year 3
Committee Activity / Calandar Year	J	F	M	A	M	J	J	A	S	O	N	D	J	F	M	A	M	J	J	A	S	O	N	D
Select Independent Compensation Advisor for Fiscal Year 2 / Fiscal Year 3
Establish Comparator Group for Fiscal Year 2 / Fiscal Year 3
Gather Market Data/Practices from Comparator Group for Fiscal Year 2 / Fiscal Year 3
Set NEO Target Total Direct Compensation and set Goals for Fiscal Year 2 / Fiscal Year 3
Assess Performance and recommend Compensation for Fiscal Year 1 / Fiscal Year 2
Board approves performance and compensation for Fiscal Year 1 / Fiscal Year 2
Review Effectiveness of Prior Year’s Program for Fiscal Year 3 / Fiscal Year 4

APPLICATION OF JUDGMENT

The Compensation Committee believes that the application of its collective experience, related business judgment, and current objective market data provided by its independent compensation advisor significantly contributes to the overall compensation setting process. While market data provides an important tool for analysis and decision-making, the Compensation Committee realizes that these data do not necessarily provide a complete picture of an executive’s performance and contributions to the Company. Consequently, the Compensation Committee also gives serious consideration to an individual’s personal contribution to the Company including his or her individual skill set, qualifications, experience and demonstrated performance. The Company values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive to resolve longer-term challenges or important new issues. These and similar competencies are not easily correlated to typical compensation benchmarking data, but deserve and receive consideration in reaching compensation decisions. The market data provided by our independent compensation advisor provides the Compensation Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

RESULTS OF THE FISCAL YEAR 2015 NON-BINDING ADVISORY VOTE ON COMPENSATION

The results of the non-binding advisory vote on executive compensation was 59 percent of votes cast in favour at our annual meeting held on November 6, 2015. The Company’s actions pursuant to this vote have been discussed on pages 21-24.

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Executive Compensation

COMPENSATION DECISIONS FOR FISCAL YEAR 2017

On August 19, 2016, the Compensation Committee’s recommendation of the Company’s NEO compensation structure for fiscal year 2017 was approved by the Board, which included adjustments to the NEOs’ base salaries and cash incentive targets, as well as the partial granting of long-term equity based compensation in the form of Stock Options and PSAs. No changes were made to the structure of BIP and GRIP. The Company targets TDC at the market median. As described under “Shareholder Outreach Program” and “Specific Program Changes” in this proxy statement, the Compensation Committee also considered the results of the 2015 shareholder advisory vote on executive compensation in determining the compensation structure for fiscal year 2017.

Summary of Changes

•	Non-Qualified Stock Options reduced from 40% to 30% of the total targeted equity award to the NEO.

•	Stock options now have a 4 year vesting period, vesting 25% per year. This change was implemented to align our approach with the general market practices.

•	Restricted Stock Awards now have a 3 year vesting period recognizing the vest at 33%, 33%, and 34% each year over the three year term instead of the 3 year cliff vest. This change was implemented to align our approach with the general market practices.

•	Performance Share Awards were increased from 30% to 40% of the total target equity award to the NEO and now have a 36 month performance period and we eliminated the re-measuring feature.

•	A double trigger was added to the accelerated vesting component of the long-term equity award program in the event of a change of control. The Company previously only had a single trigger.

•	NEOs are required to hold stock (net of taxes) for one year after vesting. The holding period requirement was effective for all stock vesting in fiscal year 2016 and will be in effect for all future vesting stock. The one year holding period is required in addition to the NEO ownership requirement.
•	Individual non-financial goals for the NEOs have been eliminated for fiscal year 2017, removing a non-financial feature of the Program.

As noted earlier, effective September 1, 2016, Dr. Mattera was named the President and Chief Executive Officer. He entered into a new employment agreement with the Company. The material provisions of that agreement are detailed in the Form 8-K filed with the Securities and Exchange Commission on August 2, 2016 and include:

•	Annualized target TDC equals $3,698,000, composed of (i) $624,100 in base salary, (ii) $855,100 in target annual incentive compensation awards under the Company’s Bonus Incentive Program (“BIP”) and Goals/Results Incentive Program (“GRIP”), and (iii) $2,218,800 in target long-term equity incentives awards (30% as stock options, 30% as time-vesting restricted stock awards and 40% as performance share awards). Actual Fiscal Year 2017 target TDC reflects a blended amount for two months in the President position and ten months in the Chief Executive Officer position.

•	Automatic one year renewal.

•	Annual Company contribution in the amount of $100,000 to Dr. Mattera’s account under the Company’s Deferred Compensation Plan.

•	A one-time, promotional award of performance shares with a grant date value of $2,000,000. The award is earned 50% based on achievement of a Fiscal Year 2019 revenue goal and 50% based on the relative total shareholder return of the Company.

•	In case of termination by the Company without “cause” (including non-renewal of the agreement by the Company without cause) or termination by Dr. Mattera for “good reason,” Dr. Mattera would receive cash severance equal to two times his average base salary and annual cash bonuses for the prior three years. The cash severance is reduced to one year of base salary if the triggering termination occurs after age 70. He would also receive COBRA continuation coverage for up to 18 months at active employee premium rates.

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Executive Compensation

COMPENSATION AND RISK

The Company’s compensation programs are designed to motivate and reward our employees and executive officers for their performance and prudent risk-taking during the fiscal year and over the long-term. The Compensation Committee periodically reviews our compensation policies and practices to ensure that they do not encourage our executives or other employees to take inappropriate risks. Based on these reviews and a review of the Company’s internal controls, the Compensation Committee and management have concluded that such policies and practices are sound and do not encourage executives or other employees to take excessive risks that would be reasonably likely to have a material adverse effect on the Company.

Our compensation programs for our executives and other employees include the following risk mitigation features, which we believe reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: Our compensation program balances the mix of (i) cash and equity-based compensation and (ii) short-term and long-term awards.

•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including, without limitation, earnings growth, revenue growth, cash flow from operations and operating profits.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against the pre-established performance targets for each award.

•	Caps on Incentive Compensation Arrangements: Performance share and GRIP cash incentive awards are capped at 200%.

•	Multi-Year Vesting on Long-Term Equity-Based Compensation Awards: Our long-term equity-based awards are subject to multi-year vesting, which requires a long-term commitment on the part of our employees.
•	Share Ownership Guidelines: This policy requires our CEO to own Company common stock having a value of at least three times his annual base salary, and our other executive officers to own Company common stock having a value at least equal to their annual base salary. The guidelines have a phase-in period to allow newly hired or promoted executives to acquire the requisite share levels over a period of three years.

•	Holding Requirements: Executives must hold restricted and performance shares (net of tax) for at least one year after vest in addition to the ownership requirements.

•	Clawback Policy: In the event the Company must restate its financial statements due to material non-compliance with any financial reporting requirements (a “Restatement”), any current or former executive officer or other employee of the Company (i) who received incentive compensation based on financial information subject to restatement and (ii) whose gross negligence, fraud or misconduct caused or contributed to the non-compliance resulting in the Restatement, would be required to reimburse the Company for any incentive compensation received in excess of what they would have received under the Restatement. In addition, if the Board in its sole discretion determines that gross negligence, fraud or misconduct by a current or former executive officer or other employee of the Company caused or contributed to the need for the Restatement, then such person would be required to repay the net profits realized by such person from any sales of shares of the Company’s Common Stock received as incentive compensation based on the erroneous financial statements that were subsequently restated.

•	Prohibition on Pledging and Anti-Hedging Policy: To further demonstrate the Company’s commitment to align the interests of our NEOs and directors with those of our shareholders, the Company’s Board formalized a policy which prohibits hedging or pledging of Company stock by members of our Board and executive officers. At the conclusion of the fiscal year, there were no such arrangements.

40	2016 Notice of Meeting and Proxy Statement

Executive Compensation

ADDITIONAL INFORMATION

Deferred Compensation. The II-VI Incorporated Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and key employees of the Company to defer receipt of compensation into a trust fund for retirement or other qualified purposes. For a description of the Deferred Compensation Plan and more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Non-Qualified Deferred Compensation Table” and accompanying narrative.

Employees’ Profit Sharing Plan. The II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) covers the Company’s corporate employees who have met established tenure and service requirements. All NEOs participate in the Profit Sharing Plan, other than Mr. Kapusta, who becomes eligible to participate upon achieving one year service requirement. The Company makes a matching contribution to the Profit Sharing Plan based upon the employee’s contributions to his or her 401(k) deferred savings and/or Roth 401(k) savings. In addition, the Company may make an additional discretionary performance-based contribution to the Profit Sharing Plan out of the Company’s operating profits as determined by the Compensation Committee. The Company’s contributions to the NEOs’ accounts under the Profit Sharing Plan are set forth in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control. The Company’s unvested equity awards are governed by a “Double Trigger” prior to a change in control, as defined in the applicable incentive plan. Existing equity awards vest on an accelerated basis in the event of death, disability or retirement, although performance-based awards only vest on a pro-rata basis for the months employed relative to the performance period of the award. In all other circumstances involving a separation from employment or service to the Company, unvested awards are forfeited. These acceleration provisions are provided to reduce distractions that might otherwise arise in a change in control situation and to otherwise provide vesting terms that the Company believes values the employees’ contributions to the Company prior to the event triggering the accelerated vesting. For additional information on change in control payments, please refer to the “Potential Payments upon Change in Control and Employment Termination” section of this Proxy Statement.

Perquisites and Other Benefits. The Company generally does not provide perquisites or personal benefits to its NEOs. In connection with Mr. Kapusta’s employment as Chief Operating Officer the Company paid for the customary relocation costs incurred by Mr. Kapusta as part of his move to the Pittsburgh, PA area. These benefits are included in All Other Compensation in the Summary Compensation Table for June 30, 2016.

Employment Agreements. Each of our NEOs has an employment agreement with the Company, terminable by either party on prior written notice. A description of these agreements is included beginning on page 48 of this Proxy Statement.

Tax Considerations. The Compensation Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation. Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”). While the Company intends for its plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that such plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned under those arrangements may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based

2016 Notice of Meeting and Proxy Statement	41

Executive Compensation

compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as cash based non-equity incentive awards, stock options and performance shares, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares and certain other cash awards, however, may not currently qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation if doing so is consistent with the overall pay philosophy of the Company. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on its results of operations.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2)	based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Committee

Joseph J. Corasanti, Chair

Wendy F. DiCicco

Marc Y.E. Pelaez

William A. Schromm

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SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the top five named executive officers for the fiscal years 2016, 2015 and 2014 discussed in this proxy document. Mr. Gary A. Kapusta joined the Company as its Chief Operating Officer on February 1, 2016 and his compensation is included for fiscal year 2016. All footnote references and explanatory statements relate to fiscal year 2016 unless otherwise noted.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Francis J. Kramer	2016	$686,400	$1,287,718	$856,052	$1,769,621	$45,668	$4,645,459
Chief Executive Officer	2015	666,400	1,682,197	659,908	1,136,585	46,775	4,191,865
	2014	647,000	951,845	880,076	365,590	37,781	2,882,292
Vincent D. Mattera, Jr.	2016	$424,000	$772,775	$513,614	$1,104,986	$39,578	$2,854,953
President	2015	412,000	766,304	299,876	534,044	36,185	2,048,409
	2014	400,408	419,573	400,087	277,468	32,864	1,530,400
Mary Jane Raymond	2016	$330,000	$407,524	$270,811	$537,849	$39,350	$1,585,534
Chief Financial Officer and Treasurer	2015 2014	300,000 84,333	310,746 224,850	— 224,850	479,696 87,500	4,628 18,619	1,095,070 640,152
Gary A Kapusta	2016	$145,833	$820,000	$223,411	$125,000	$20,314	$1,334,558
Chief Operating Officer
Giovanni Barbarossa	2016	$351,200	$420,885	$279,731	$405,325	$37,557	$1,494,698
Chief Technology Officer	2015	319,300	545,596	213,557	390,412	35,401	1,504,266
(1)	Represents the aggregate grant date fair value of restricted stock and performance shares issued by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 10 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. For restricted stock, the grant date fair value was computed based upon the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded. The grant date fair value of the restricted stock awards reported in this column for fiscal year 2016 was as follows: Mr. Kramer, $645,656; Dr. Mattera, $387,431; Ms. Raymond, $204,326; Mr. Kapusta, $820,000 and Dr. Barbarossa, $211,087.
(2)	The grant date fair value of the performance share awards included in this column was calculated based upon the estimate of aggregate compensation expense to be recognized over the service period. For the performance share awards earned based on a relative TSR performance, this was calculated based on a Monte Carlo simulation value as of the grant date of $18.97. For the performance share awards earned based on cash flow performance this was calculated based upon the number of shares projected to be earned multiplied by the stock price at the date the performance shares were awarded, based on a probable outcome at the date of grant of target. The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance conditions, as determined at the grant date (which was target). The grant date fair value of the performance share awards reported in this column for fiscal year 2016 (measured at target) were as follows: Mr. Kramer, $642,062; Dr. Mattera, $385,344; Ms. Raymond, $203,198 and Dr. Barbarossa, $209,798. If these awards were to be paid out at the maximum (200%) payout, would be as follows: Mr. Kramer, $1,284,124; Dr. Mattera, $770,688; Ms. Raymond, $406,396 and Dr. Barbarossa, $419,596. Mr. Kapusta did not receive performance share awards in fiscal year 2016 as he was hired February 1, 2016.
(3)	Represents the aggregate grant date fair value of stock option awards issued by the Company during the fiscal years presented, computed in accordance with FASB ASC Topic 718. Refer to Note 10 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2016 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value a named executive officer may realize upon exercise of stock options, if any, will depend on the excess of the price of the underlying stock on the date of exercise over the grant date fair market value. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.
(4)	Amounts reflect the cash awards earned by our NEOs under the BIP and the GRIP, which are discussed in further detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. The cash awards earned by Mr. Kramer, Dr. Mattera, Ms. Raymond and Dr. Barbarossa under the BIP for fiscal year 2016 were $164,736, $101,856, $79,200 and $84,288, respectively. Mr. Kapusta did not receive a BIP award as he has not completed one-year of service with the Company. The cash awards earned by Mr. Kramer, Dr. Mattera, Ms. Raymond, Mr. Kapusta and Dr. Barbarossa under the GRIP for fiscal year 2016 were $1,604,885, $1,003,130, $458,649, $125,000 and $321,037, respectively.
(5)	Amounts reflect premiums paid for life and disability insurance and the Company’s contributions under the Company’s Profit Sharing Plan, which is qualified under Section 401(a) of the Code. Profit sharing contributions made by the Company on behalf of Mr. Kramer, Dr. Mattera, Ms. Raymond, and Dr. Barbarossa were $26,000, $26,250, $27,434, $26,000, respectively. 401(k) matching contributions made by the Company on behalf of Mr. Kramer, Dr. Mattera, Ms. Raymond and Dr. Barbarossa for fiscal year 2016 were $9,000, $8,750, $8,820 and $9,000, respectively. Mr. Kapusta did not receive a profit sharing contribution or 401(k) matching contributions as he had not satisfied the one-year service requirement. The amount shown in this column for Mr. Kapusta reflect customary relocation costs incurred in connection with Mr. Kapusta’s move to the Pittsburgh, PA area.

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Executive Compensation

GRANTS OF PLAN-BASED AWARDS FISCAL YEAR 2016

The following table sets forth each annual non-equity cash incentive award and long-term equity-based award granted by the Company to the NEOs in fiscal year 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Francis J. Kramer	—	$—	$949,921	$1,804,842	—	—	—	—	—	$—	$—
	—	$—	$114,629	$171,944	—	—	—	—	—	$—	$—
	8/15/2015	$—	—	—	17,995	35,990	71,980	—	—	$—	$642,062
	8/15/2015	$—	—	—	—	—	—	—	95,970	$17.84	$856,052
	11/20/2015	$—	—	—	—	—	—	34,380		$—	$645,656
Vincent D. Mattera, Jr.	—	$—	$555,295	$999,590	—	—	—	—	—	$—	$—
	—	$—	$70,875	$106,313	—	—	—	—	—	$—	$—
	8/15/2015	$—	—	—	10,800	21,600	43,200	—	—	$—	$385,344
	8/15/2015	$—	—	—	—	—	—	—	57,580	$17.84	$513,614
	11/20/2015	$—	—	—	—	—	—	20,630		$—	$387,431
Mary Jane Raymond	—	$—	$291,840	$525,680	—	—	—	—	—	$—	$—
	—	$—	$55,110	$82,665						$—	$—
	8/15/2015	$—	—	—	5,695	11,390	22,780	—	—	$—	$203,198
	8/15/2015	$—	—	—	—	—	—	—	30,360	$17.84	$270,811
	11/20/2015	$—	—	—	—	—	—	10,880	—	$—	$204,326
Gary Kapusta	—	$—	$138,500	$525,680	—	—	—	—	—	$—	$—
		$—	—	—
	2/1/2016	$—	—	—	—	—	—	—	30,000	$20.50	$223,411
	2/1/2016	$—	—	—	—	—	—	40,000	—	$—	$820,000
Giovanni Barbarossa	—	$—	$289,450	$520,900	—	—	—	—	—	$—	$—
	—	$—	$58,650	$87,975	—	—	—	—	—	$—	$—
	8/15/2015	$—	—	—	5,880	11,760	23,520	—	—	$—	$209,798
	8/15/2015	$—	—	—	—	—	—	—	31,360	$17.84	$279,731
	11/20/2015	$—	—	—	—	—	—	11,240		$—	$211,087
(1)	These columns show the range of potential payouts for awards made to our NEOs in fiscal year 2016 under the GRIP and the BIP assuming the target or maximum goals are satisfied with respect to the applicable performance measures underlying such awards. The business measurements and performance goals underlying these awards are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The aggregate amounts actually paid to our named executive officers under these plans for fiscal year 2016 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and additional details regarding the specific pay-outs under each of the various plans are provided in the footnotes thereto.
(2)	These columns show the range of pay-outs of performance share awards granted to our NEOs in fiscal year 2016 under the 2012 Omnibus Incentive Plan if threshold, target or maximum goals are achieved. See “Equity Incentives – Performance Share Awards” on page 32 for additional information regarding our performance share awards.
(3)	This column shows the number of shares underlying restricted stock awards granted to our named executive officers in fiscal year 2016 under the 2012 Omnibus Incentive Plan. These awards are subject to our standard three-year cliff-vesting schedule.
(4)	This column shows the number of shares underlying stock options granted to our named executive officers in fiscal year 2016 under the 2012 Omnibus Incentive Plan. Options vest over a five year period, with 20% vesting to occur on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(5)	This column shows the exercise price for the stock options granted to our named executive officers in fiscal year 2016, which is equal to the closing market price of our Common Stock on the grant date.
(6)	This column shows the full grant date fair value of the stock and option awards reported in this table, which were computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value of an award is the amount the Company would expense in its financial statements over the award’s vesting period as determined at the grant date. For the performance share awards earned based on relative TSR performance, the grant date fair value is based on a Monte Carlo simulation value as of the grant date of $18.97 per share. For the performance share awards earned based on cash flow performance, the grant date fair value is based on a value of $17.84 per share, which was the closing price of our Common Stock on the grant date multiplied by the number of shares underlying the award at the target level which was the probable outcome for the award determined as of the grant date. The restricted stock awards’ grant date fair value is based on a value of $18.78 per share, which was the closing price of our Common Stock on the grant date multiplied by the number of shares underlying the award. Mr. Kapusta stock option and restricted share awards’ grant date fair value is based on a value of $20.50 per share, which was the closing price of our Common Stock on the grant date multiplied by the number of shares underlying the awards. Refer to Note 10 to the Company’s Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2016 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

This table summarizes the long-term equity-based awards held by our NEOs outstanding as of June 30, 2016.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Francis J. Kramer					—	—	59,577	$1,117,665
					112,780	$2,115,753	—	—
	35,200	—	$13.89	8/11/2017	—	—	—	—
	41,850	—	$23.50	8/16/2018	—	—	—	—
	68,200	—	$12.08	8/15/2019	—	—	—	—
	61,380	—	$16.86	8/21/2020	—	—	—	—
	108,070	—	$17.53	8/20/2021	—	—	—	—
	50,208	33,472	$18.93	8/18/2022	—	—	—	—
	36,348	54,522	$19.37	8/17/2023	—	—	—	—
	18,868	75,472	$13.99	8/16/2024	—	—	—	—
	—	95,970	$17.84	8/15/2025	—	—	—	—
Vincent D. Mattera, Jr.					—	—	32,327	$606,455
					55,430	$1,039,867	—	—
	7,000	—	$13.89	8/11/2017	—	—	—	—
	8,000	—	$18.35	5/3/2018	—	—	—	—
	9,450	—	$23.50	8/16/2018	—	—	—	—
	15,800	—	$12.08	8/15/2019	—	—	—	—
	29,000	—	$13.17	2/21/2020	—	—	—	—
	18,100	—	$16.86	8/21/2020	—	—	—	—
	55,680	13,920	$17.53	8/20/2021	—	—	—	—
	28,530	19,020	$18.93	8/18/2022	—	—	—	—
	16,524	24,786	$19.37	8/17/2023	—	—	—	—
	8,578	34,312	$13.99	8/16/2024	—	—	—	—
	—	57,580	$17.84	8/15/2025	—	—	—	—
Mary Jane Raymond					—	—	15,744	$295,357
					36,580	$686,241	—	—
	12,000	18,000	$14.99	3/20/2024	—	—	—	—
	—	30,360	$17.84	8/15/2025	—	—	—	—
Gary A. Kapusta					—	—	—	—
					40,000	$750,400	—	—
	—	30,000	$20.50	2/1/2026	—	—	—	—
Giovanni Barbarossa					—	—	19,394	$363,831
					32,040	$601,070	—	—
	4,200	2,800	$16.45	11/2/2022	—	—	—	—
	5,204	7,806	$19.37	8/17/2023	—	—	—	—
	6,106	24,424	$13.99	8/16/2024	—	—	—	—
	—	31,360	$17.84	8/15/2025	—	—	—	—
(1)	This column shows the number of shares underlying stock options that were outstanding as of June 30, 2016. Generally, options vest over a five year period, with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant date.
(2)	This column shows the number of restricted shares outstanding as of June 30, 2016. These awards are subject to our standard three-year cliff-vesting schedule and will vest as set forth in the following table:

Name	Shares Vesting in March 2017	Shares Vesting in June 2017	Shares Vesting in June 2018	Shares Vesting in November 2018	Shares Vesting in February 2019	Total Unvested Shares
Francis J. Kramer	—	20,500	57,900	34,380	—	112,780
Vincent D. Mattera, Jr	—	8,400	26,400	20,630	—	55,430
Mary Jane Raymond	15,000	—	10,700	10,880	—	36,580
Gary A. Kapusta	—	—	—	—	40,000	40,000
Giovanni Barbarossa	—	2,000	18,800	11,240	—	32,040

46	2016 Notice of Meeting and Proxy Statement

Executive Compensation

(3)	These values are based on the closing market price of the Company’s Common Stock on June 30, 2016 of $18.76 per share.
(4)	This column shows the number of unvested performance shares outstanding as of June 30, 2016, and consists of shares underlying the 2015 Performance Share Awards, as well as TSR Awards granted in 2014 and 2015. The number of shares included for the 2015 Performance Awards are based on achieving performance goals at the target level. These awards are subject to both two-year and three-year cliff-vesting schedules and will vest as set forth in the following table:

Name	2014 TSR Shares Vesting in August 2017	2015 PSA Shares Vesting in August 2017	2015 TSR Shares Vesting in August 2018	Total Unvested Shares
Francis J. Kramer	23,587	17,995	17,995	59,577
Vincent D. Mattera, Jr	10,727	10,800	10,800	32,327
Mary Jane Raymond	4,354	5,695	5,695	15,744
Gary A. Kapusta	—	—	—	—
Giovanni Barbarossa	7,634	5,880	5,880	19,394

2016 Notice of Meeting and Proxy Statement	47

Executive Compensation

OPTION EXERCISES AND STOCK VESTED

IN FISCAL YEAR 2016

The following table provides information related to (1) stock options exercised by our NEOs in fiscal year 2016, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and performance share awards in fiscal year 2016 and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
Francis J. Kramer	26,300	$272,714	61,659	$1,103,696
Vincent D. Mattera, Jr	12,000	95,528	31,591	565,479
Mary Jane Raymond	—	—	—	—
Gary A. Kapusta	—	—	—	—
Giovanni Barbarossa	—	—	4,335	77,597
(1)	The value realized upon exercise of this option award represents the difference between the market price of the underlying stock at exercise and the exercise price of the option multiplied by the number of shares underlying the option exercised.
(2)	Includes 31,380 shares and 17,830 shares acquired by Mr. Kramer and Dr. Mattera, respectively, upon the vesting of the 2013 Restricted Share Awards. Includes 30,279 shares, 13,761 shares, and 4,335 shares acquired by Mr. Kramer, Dr. Mattera and Dr. Barbarossa, respectively, upon the vesting of the 2013 Performance Awards.
(3)	The value realized upon vesting of the 2012 Restricted Share Awards represents the closing stock price of $17.90 per share on August 17, 2015 (the closing stock price on the day prior to the vest date) multiplied by the number of shares acquired upon vesting. The value realized upon vesting of the 2013 Performance Awards represents the closing stock price of $17.90 per share on August 17, 2015 (the closing stock price on the day prior to the vest date) multiplied by the number of shares acquired upon vesting.

48	2016 Notice of Meeting and Proxy Statement

Executive Compensation

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL YEAR 2016

This table provides information regarding executive contributions to, and aggregate earnings under, the Deferred Compensation Plan for our NEOs as of and for the fiscal year ended 2016.

Name	Executive Contributions FY2016 ($)	Registrant Contributions FY2016	Aggregate Earnings (Loss) in FY2016 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2016 ($)(2)
Francis J. Kramer	$43,591	$—	$168,635	$—	$5,414,980
Vincent D. Mattera, Jr	—	—	24,799	—	919,200
Mary Jane Raymond	—	—	—	—	—
Gary Kapusta	—	—	—	—	—
Giovanni Barbarossa	—	—	—	—	—
(1)	Aggregate earnings include all changes in value based on performance of deemed investments elected by the NEO under the Deferred Compensation Plan. The Deferred Compensation Plan is administered by a third party and provides for deemed investment options similar to the investment options available under the Profit Sharing Plan with the exception that amounts under the Deferred Compensation Plan may be invested in the Company’s Common Stock. Amounts that are deferred into the Company’s Common Stock must remain invested in the Company’s Common Stock and must be paid out in shares of Company’s Common Stock upon a qualifying distribution event.
(2)	All amounts shown in this column were reported in the Summary Compensation Table for previous fiscal years, other than earnings and other than the difference between the actual value of performance share awards at payout and the fair value of performance share awards as reported for the year in which such awards were granted.

The Deferred Compensation Plan was established to provide retirement savings benefits for NEOs and other employees beyond what is available through the II-VI Incorporated Employees’ Profit Sharing Plan, which is subject to IRS limitations on annual contributions and compensation. Under the Deferred Compensation Plan, as it is currently implemented by the Company, eligible participants can elect to defer up to 100% of certain performance-based cash incentive compensation and certain equity awards into an account that will be credited with earnings at the same rate as one or more deemed investments chosen by the participant. The Company may make matching contributions and discretionary contributions to the Deferred Compensation Plan, but did not make any such contributions in fiscal year 2016. A participant’s right to receive benefits under the Deferred Compensation Plan is an unfunded, unsecured right, no greater than the claim of a general creditor of the Company. Any assets that the Company sets aside to pay benefits under the Deferred Compensation Plan are the property of the Company and subject to claims of the Company’s creditors in case of the Company’s insolvency. Participants are eligible to receive distributions from the Deferred Compensation Plan upon a separation from service (as defined in the Deferred Compensation Plan) and may also receive in-service distributions in certain scenarios and may elect to receive payments in a lump sum or in an annual installment over a specified term of years.

2016 Notice of Meeting and Proxy Statement	49

Executive Compensation

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock subject to our equity compensation plans that were in effect as of June 30, 2016.

As of June 30, 2016	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (Excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,545,467	(1)	$17.15	(2)	2,805,911
Equity compensation plans not approved by security holders	—		—		—
Total	4,545,467		$17.15		2,805,911

(1)	Represents outstanding awards pursuant to the 2012 Omnibus Incentive Plan and includes both vested and unvested options, as well as 293,541 outstanding performance share awards at target level of performance. Amount does not include 760,915 shares underlying restricted stock awards.
(2)	Does not take into account outstanding performance share awards.

50	2016 Notice of Meeting and Proxy Statement

Executive Compensation

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND EMPLOYMENT TERMINATION

EQUITY AWARDS

Pursuant to the terms of the 2012 Omnibus Incentive Plan, the Company’s stock option, performance share and restricted share awards may accelerate and vest in their entirety immediately prior to a change in control, provided that the “Double Trigger” provisions are met. Stock options accelerate and vest in their entirety in the event of death or disability, and continue to vest as set forth in the applicable award upon retirement, as defined in the agreement. Performance share awards are prorated in the event of death, disability or retirement, based on the months employed during the performance period and remain subject to actual performance results. Restricted stock awards accelerate and vest in their entirety in the event of death, disability or retirement from the Company, provided that an on-going consulting agreement and/or Board member relationship does not exist. If an on-going consulting agreement and/or Board member relationship does exist, the restricted stock award continues to vest as set forth in the applicable award. In all other circumstances, the awards terminate upon termination of service.

The following table sets forth for each of the NEOs the dollar amount that such NEO would have been entitled to receive as a result of the acceleration of vesting of unvested stock options, performance shares and restricted stock caused by (i) a change in control of the Company and (ii) the death, disability or retirement of the NEO, assuming the triggering event occurred on June 30, 2016. The values shown are calculated based on the closing price of the Company’s Common Stock on June 30, 2016 of $18.76 per share and, for stock options, are calculated based on the difference between the exercise price of the unvested options and $18.76. These benefits are in addition to benefits available generally to salaried employees, such as accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any such event and the Company’s stock price, any actual amounts paid or distributed may be different.

Named Executive Officer	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Change in Control ($)	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Death or Disability ($)
Francis J. Kramer	$3,681,711	$2,564,047
Vincent D. Mattera, Jr	1,880,085	1,273,630
Mary Jane Raymond	1,077,389	754,101
Gary A. Kapusta	1,500,800	1,500,800
Giovanni Barbarossa	1,116,724	752,892

EMPLOYMENT AGREEMENTS – NAMED EXECUTIVE OFFICERS

The following is an overview of the employment agreements the Company has entered into with its NEOs, as in effect on June 30, 2016 along with common definitions and terms applicable to all the employment agreements noted below.

Named Executive Officer	Employment Agreement Date
Francis J. Kramer	September 19, 2008
Vincent D. Mattera, Jr	September 19, 2008
Mary Jane Raymond	March 20, 2014
Gary A. Kapusta	February 1, 2016
Giovanni Barbarossa	October 3, 2012

2016 Notice of Meeting and Proxy Statement	51

Executive Compensation

COMMON DEFINITIONS AND TERMS USED IN OUR NEO EMPLOYMENT AGREEMENTS

The NEO employment agreements use definitions for “cause,” “change in control” and “good reason” substantially as follows:

•	“Cause” means a determination by our Board, in the exercise of its reasonable judgment, that any of the following has occurred: (i) the willful and continued failure by the NEO to perform his or her duties and responsibilities with us under the agreement (after notice and a 30-day cure period); (ii) the willful engaging by the NEO in any act which is materially damaging to us; (iii) the conviction of an NEO, or a plea of “guilty” or “no contest” to a felony or a criminal offense involving fraud, dishonesty or other moral turpitude; (iv) any material breach by an NEO of the terms of the agreement or any other written agreement between the NEO and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation; or (v) the engaging by the NEO in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the NEO at the Company’s expense.

•	“Change in Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a transaction have less than a majority of the voting power over the Company or the entity owning or controlling the Company or (B) individuals who comprise our Board immediately prior to such transactions cease to be at least a majority of the Board of the Company or of an entity controlling the Company; or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us or to a partnership, firm, entity or individuals not so controlled; or (iii) a majority of the members of our Board consists of persons who were not nominated for election by or on behalf of our Board or with their concurrence; or (iv) a single person, or group of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Carl Johnson, and/or his affiliates, including the II-VI
Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•	“Good Reason” means without the NEO’s express written consent: (i) a material reduction of the NEO’s employment responsibilities; (ii) a material reduction by the Company of the NEO’s eligibility for total direct compensation; (iii) a material increase in the amount of the NEO’s business travel which produces a constructive relocation of the NEO; (iv) a material reduction by the Company of the level of employee benefits provided to the NEO with the result of overall benefits to such NEO being significantly reduced; or (v) the relocation of the NEO to a facility or a location more than 50 miles from the Saxonburg, Pennsylvania facility.

EMPLOYMENT AGREEMENT – MR. KRAMER

Mr. Kramer’s employment agreement provides for an annual base salary to be determined in the discretion of the Company, with the potential to earn cash bonuses and other bonuses in the discretion of the Company. The agreement also provides Mr. Kramer with other benefits which are routinely provided to the employees of the Company, including participation in the 2012 Omnibus Incentive Plan.

If Mr. Kramer’s employment is terminated as a result of death or permanent disability, the Company will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs and bonuses that would have been paid to him for the full year had he remained employed by the Company. Any such payments shall be made not later than the 15th day of the third month following the Company’s fiscal year in which Mr. Kramer dies or becomes totally disabled. In the event that Mr. Kramer terminates employment other than for Good Reason, he will receive accrued salary and bonuses on a pro-rata basis to the date of termination.

If the Company terminates Mr. Kramer’s employment without Cause or if Mr. Kramer terminates employment for Good Reason, except when such termination is coincident with or within

52	2016 Notice of Meeting and Proxy Statement

Executive Compensation

an 18 month period following the occurrence of a Change in Control, after Mr. Kramer’s execution of a release, the Company will pay him severance of two times his Average Annual Income. Average Annual Income for such payment is the sum of his annual base pay and annual cash bonuses for the preceding three fiscal years divided by three. The severance will be paid no later than 60 days after the date of termination (following the expiration of any applicable revocation periods set forth in the release). The Company also will pay the premiums for Mr. Kramer’s health insurance coverage for a period of up to 18 months and also will pay, no later than 60 days after the date of termination, a lump sum cash payment of $15,000 in order to cover the cost of his post-termination benefit coverage and expenses associated with his seeking another employment position. If Mr. Kramer’s employment is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after his execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five fiscal years divided by five. The severance will be paid in a lump sum, no later than 60 days after the date of termination. The Company will also pay the premiums for Mr. Kramer’s health insurance coverage for a period of up to 18 months and shall also pay, no later than 60 days after the date of termination, a lump sum cash payment of $40,000 in order to cover the cost of his post-termination benefit coverage and expenses associated with his seeking another employment position.

If the Company determines that any part of the compensation to be paid to Mr. Kramer would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times his base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount. Mr. Kramer would not receive a tax gross-up if severance compensation paid in connection with a change in control transaction might be considered a “parachute payment” under Section 280G of the Code.

In addition to the termination payment described above, the Company has also agreed to provide Mr. Kramer with life insurance coverage in an amount equal to two times his annual base salary.

Mr. Kramer is subject to restrictions regarding assignment of inventions, confidentiality, and two-year non-solicitation and non-competition covenants that survive the termination of his employment. If he engages in activities that violate these covenants, he will have no right to any unpaid severance benefits.

The following table summarizes the estimated severance payments that Mr. Kramer would have been entitled to receive assuming that a termination of his employment occurred as of June 30, 2016 under any of the circumstances described below.

Payments	Termination For Death or Disability or for Good Reason (No Change in Control)	Termination With Cause	Termination Without Cause or for Good Reason (No Change in Control)	Termination Without Cause or for Good Reason (After Change in Control)
Cash Severance	$—	$—	$3,514,397	$4,168,213
Health Benefits	—	—	19,962	19,692
Life Insurance	—	—	3,800	3,800
Post-termination Benefits	—	—	15,000	40,000
	$—	$—	$3,552,889	$4,231,705

2016 Notice of Meeting and Proxy Statement	53

Executive Compensation

EMPLOYMENT AGREEMENTS – DR. MATTERA, MS. RAYMOND, MR. KAPUSTA AND DR. BARBAROSSA

The Company has entered into employment agreements with Dr. Mattera, Ms. Raymond, Mr. Kapusta, and Dr. Barbarossa which provide for an annual base salary and the potential to earn cash bonuses and other bonuses in the discretion of the Company. The agreements also provide each of these NEOs with other benefits that are routinely provided to the employees of the Company including participation in the 2012 Omnibus Incentive Plan and bonus plans. Dr. Mattera’s employment agreement was amended and restated in August 2016 in connection with his appointment as the Company’s President and Chief Executive Officer effective September 1, 2016. The summary below describes the terms of his employment agreement as in effect on June 30, 2016. For additional information on the changes to his employment agreement. See the Form 8-K filed by the Company on August 2, 2016.

If the employment of any of these NEOs is terminated by the Company without Cause, except when such termination is coincident with or within an 18 month period following the occurrence of a Change in Control, after such NEO’s execution of a release, the Company will pay to the NEO severance of up to nine times the monthly salary which the NEO is receiving at the time of separation. For Dr. Mattera, Ms. Raymond Mr. Kapusta and Dr. Barbarossa, the actual amount of severance payable in this instance depends on his or her term of service with the Company at the time of termination. The severance will be paid no later than 60 days after the date of termination. The Company also will pay the premiums for such NEO’s health insurance coverage for a period of up to nine months.

If the employment of Dr. Mattera is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash incentive awards for the preceding five fiscal years divided by five. The severance will be paid in a lump sum, no later than 60 days after the date of termination. The Company will pay the premiums for such NEO’s health insurance coverage for a period of up to 18 months and shall also pay, no later than 60 days after the date of termination, a lump sum cash payment of $20,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If the employment of Ms. Raymond, Mr. Kapusta or Dr. Barbarossa is terminated by the Company without Cause or by him or her with Good Reason, and such termination is coincident with or within the 18 month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to him or her severance in an amount equal to one-half of his or her Average Annual Base Salary for each year of service he or she has with the Company as of the date of termination. Average Annual Cash Compensation for this calculation is his or her annual base pay for the preceding five fiscal years (or fiscal years employed if less than five years) divided by the lesser of years of service or five years. The severance will be paid in a lump sum, no later than 60 days after the date of termination. The Company will pay the premiums for such NEO’s health insurance coverage for a period of up to 18 months and shall also pay, no later than 60 days after the date of termination, a lump sum cash payment of $1,000 in order to cover expenses associated with seeking another employment position.

If the Company determines that any of the compensation to be paid to any of these NEOs would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times their base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his or her base amount. None of these NEOs would receive a tax gross-up if severance compensation paid in connection with a change in control transaction might be considered a “parachute payment” under Section 280G of the Code.

54	2016 Notice of Meeting and Proxy Statement

Executive Compensation

Each of these NEOs is subject to restrictions regarding assignment of inventions, confidentiality, and two-year non-solicitation and non-competition covenants that survive the termination of employment. If he or she engages in activities that violate these covenants, he or she will have no right to any unpaid severance benefits.

The following tables summarize the estimated severance payments that Dr. Mattera, Ms. Raymond, Mr. Kapusta and Mr. Barbarossa would have been entitled to receive assuming that a termination of their employment occurred as of June 30, 2016 under any of the circumstances described below.

VINCENT D. MATTERA, JR.

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$318,300	$2,482,910
Health Benefits	—	—	9,846	19,692
Post-termination benefits.	—	—	—	20,000
	$—	$—	$328,146	$2,522,602

MARY JANE RAYMOND

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$247,500	$2,028,262
Health Benefits	—	—	3,717	3,717
Post-termination benefits.	—	—	—	20,000
	$—	$—	$251,217	$2,051,979

GARY A. KAPUSTA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$263,400	$418,181
Health Benefits	—	—	12,000	12,000
Post-termination benefits.	—	—	—	20,000
	$—	$—	$275,400	$450,181

GIOVANNI BARBAROSSA

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$263,400	$1,617,098
Health Benefits(1)	—	—	—	—
Post-termination benefits.	—	—	—	20,000
	$—	$—	$263,400	$1,637,098

(1)	Dr. Barbarossa did not participate in the Company’s health benefits programs as of June 30, 2016.

2016 Notice of Meeting and Proxy Statement	55

ADVISORY VOTE TO APPROVE THE COMPANY’S 2016 NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 2)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our NEOs for fiscal year 2016, as disclosed in this Proxy Statement. This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs in fiscal year 2016 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section of this Proxy Statement, the Summary Compensation Table and the related compensation tables and narrative following the Compensation Discussion and Analysis section. At the Company’s 2011 Annual Meeting of Shareholders, shareholders voted to hold an annual advisory vote to approve executive compensation.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

•	Tying executive pay to Company and individual performance

•	Supporting our annual and long-term business strategies

•	Attracting and retaining talented senior executives

•	Mitigating risk

•	Aligning executives’ interests with those of our shareholders

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and the related compensation tables and narrative following the Compensation Discussion and Analysis section of this Proxy Statement. This information provides detailed information regarding our executive compensation program, policies and processes, as well as the compensation paid to our NEOs. As has been our practice, the Company will continue responding to investor questions during various meetings occurring throughout the year.

The Board requests that shareholders vote to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of II-VI Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board unanimously recommends a vote FOR the resolution approving, on a non-binding advisory basis, the Company’s 2016 named executive officer compensation as disclosed in this Proxy Statement.

56	2016 Notice of Meeting and Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2016, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each member of the Audit Committee is an “Independent Director” as defined under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations.. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley

Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2016, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (PCAOB) relating to communication with audit committees.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

Audit Committee

Wendy F. DiCicco, Chair

Thomas E. Mistler

William A. Schromm

Howard H. Xia

2016 Notice of Meeting and Proxy Statement	57

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM (PROPOSAL 3)

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accountants since fiscal year 2008. For fiscal year 2016, EY rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC. EY is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm for fiscal year 2016, and the Audit Committee has selected them as such.

The Company incurred the following fees and expenses for services performed by its Independent Registered Public Accounting Firm during fiscal years 2016 and 2015:

	2016	2015
Audit Fees(1)	$1,794,000	$1,675,150
Audit-Related Fees	—	—
Tax Fees(2)	48,000	—
All Other Fees	—	—
Total Fees	$1,842,000	$1,675,150

(1)	Includes fees and expenses associated with the annual audit, including the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and audit fees for the Company’s statutory audit requirements.
(2)	Includes fees and expenses associated with income tax compliance of ANADIGIC’s short-period income tax return.

The Audit Committee pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm fees for all audit and non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

A representative of EY is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if such person so desires.

The Board unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

58	2016 Notice of Meeting and Proxy Statement

OTHER INFORMATION

The Company will pay the expense of the printing, assembling and mailing to the holders of the Company’s Common Stock the notice of meeting, this Proxy Statement and the accompanying form of proxy. In addition to proxy solicitation by mail, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

SHAREHOLDER PROPOSALS

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of the Company expected to be held in November 2017 must be delivered to the Secretary of II-VI Incorporated at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May 5, 2017. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2017 Annual Meeting, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by the Secretary at the above address no later than the close of business on May 5, 2017 and no earlier than the close of business on April 5, 2017 (with respect to board nominees) and no later than the close of business on July 9, 2017 and no earlier than the close of business on June 9, 2017 (with respect to proposals for other business). Otherwise such proposals will be considered untimely. Any such notice of intent by a shareholder must also comply with the requirements contained in the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

The term “householding,” means that we will deliver only one copy of our annual report and proxy statement to shareholders of record who share the same address and last name unless we have received contrary instructions from you. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate annual report and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered.

If you would like to receive a separate copy of the annual report for proxy statement for this meeting or opt out of householding, or if you are a shareholder eligible for householding and would like to participate in householding, please send a request addressed to Mary Jane Raymond, Chief Financial Officer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling (724) 352-4455. Many brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

RELATED PARTY TRANSACTION

Walter R. Bashaw II, our Interim General Counsel, also is a Managing Shareholder and Director of the law firm of Sherrard, German & Kelly, P.C. (“SGK”). In the fiscal year ended June 30, 2016, SGK performed legal services for the Company for which it was paid approximately $2,074,884 in the aggregate. It is expected that SGK will continue to perform such legal services as the Company may request from time to time during the fiscal year ending June 30, 2017. Mr. Bashaw’s role as Interim General Counsel to the Company is pursuant to a secondment arrangement between the Company and SGK. In exchange for Mr. Bashaw’s services under the secondment arrangement, until December 1, 2017 or such earlier time as either (i) an individual hired by the Company has completed the transition allowing him or her to take over the position of the Company’s permanent General Counsel or (ii) the secondment arrangement is terminated, the Company will pay SGK (a) $33,333.33 per month in cash and (b) $10,000.00 per month in cash subject to the achievement of performance objectives to be mutually agreed upon. The Company paid $299,000 in the aggregate to SGK pursuant to the secondment arrangement during the fiscal year ended June 30, 2016.

2016 Notice of Meeting and Proxy Statement	59

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2016, as filed with the SEC, is being furnished with this Proxy Statement.

A shareholder may obtain additional copies of the Annual Report on Form 10-K without charge, and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits, by writing to Mary Jane Raymond, Chief Financial Officer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling (724) 352-4455. As noted previously, this Proxy Statement and the Annual Report to Shareholders has been posted on the Internet at www.proxyvote.com.

60	2016 Notice of Meeting and Proxy Statement

II-VI INCORPORATED 375 SAXONBURG BOULEVARD SAXONBURG, PA 16056-9499

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by II-VI Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to II-VI Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E13306-P81958	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

II-VI INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1 THROUGH 3.
Vote on Directors
1.	Election of three Class II Directors nominated by the Board of Directors for a three-year term to expire at the annual meeting of shareholders in 2019.
	Nominees:	For	Against	Abstain
	1a. Francis J. Kramer	☐	☐	☐
	1b. Wendy F. DiCicco	☐	☐	☐
	1c. Shaker Sadasivam	☐	☐	☐
Vote on Other Proposals						For	Against	Abstain
2.	Non-binding advisory vote to approve the compensation of the Company’s named executive officers for fiscal year 2016; and					☐	☐	☐
3.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017.					☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.
Important: Shareholders sign here exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on November 4, 2016: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your Proxy card back as soon as possible!

E13307-P81958

P
R
O
X
Y
II-VI INCORPORATED Annual Meeting of Shareholders
November 4, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Vincent D. Mattera, Jr. and Marc Y. E. Pelaez or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 2, 2016 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held at Marriott Pittsburgh North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066, on November 4, 2016 at 1:30 p.m. local time, and at any adjournment thereof.

This proxy will be voted by the proxies as directed, or if no direction is indicated herein, the proxies shall vote in the election of the three Class II Directors (Proposal Number 1) FOR ALL the nominees listed, FOR Proposal Number 2 and FOR Proposal Number 3.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)